As filed with the Securities and Exchange Commission on February __, 2007

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

ROYAL STRATEGIES AND SOLUTIONS, INC.

(Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporation or organization)	425120 (Primary Standard Industrial Classification Code Number)	88-0347253 (I.R.S. Employer Identification Number)

Royal Strategies and Solutions, Inc.

1933 W. Copans Road

Pompano Beach, FL 33064

(954) 978-8401

(Address and telephone number of principal executive offices and principal place of business)

Melvin Leiner, President

Royal Strategies and Solutions, Inc.

1933 W. Copans Road

Pompano Beach, FL 33064

(954) 978-8401

(Name, address and telephone number of agent for service)

Copies of all communications to:

Andrew I. Telsey, Esq.

Andrew I. Telsey, P.C.

12835 E. Arapahoe Road

Tower I Penthouse #803

Englewood, Colorado 80112

(303) 768-9221

Fax: (303) 768-9224

Approximate date of proposed sale to public:

As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /   /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /   /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /   /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /	/

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $.001 par value per share ...............	1,152,000 (2)	$0.50	$ 576,000	$ 61.63
Common Stock, $.001 par value per share ..............	2,717,000 (3)	$0.75	$2,037,750	$218.04
TOTAL .....................	3,869,000	$0.50	$2,613,750	$279.67

______________________

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

(2)

Represents the number of shares of Common Stock issued to certain of the selling stockholders as part of the Registrant’s private offering that closed in October 2006, except for 20,000 shares acquired by one of the Registrant’s directors which shares are not being registered herein.

(3)	Represents shares of Common Stock underlying warrants issued to certain of the selling stockholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion, dated February _, 2007

PRELIMINARY

PROSPECTUS

Royal Strategies and Solutions, Inc.

Common Stock

3,869,000 Shares

This Prospectus relates to the resale by the selling stockholders (the “Selling Stockholders”) of 3,869,000 shares of our common stock (the “Common Stock” or the “Securities”), including 1,152,000 shares that we have issued as part of a private offering of securities and 2,717,000 shares to be issued upon exercise of warrants (the “Warrants”). The Selling Stockholders may sell Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of Common Stock in this Offering. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders.

Our Common Stock is not currently listed for trading on any exchange. We intend to cause an application to be filed on our behalf to list our Common Stock for trading on the OTC Bulletin Board (the “OTCBB”). There can be no assurances that our Common Stock will be approved for trading on the OTCBB, or any other trading exchange.

Investing in these Securities involves significant risks. Investors should not buy these Securities unless they can afford to lose their entire investment.

SEE "RISK FACTORS" BEGINNING ON PAGE 8.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the registration statement that was filed by Royal Strategies and Solutions, Inc. with the Securities and Exchange Commission (“SEC”). The Selling Stockholders may not sell these Securities until the registration statement becomes effective. This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any state where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is [_____________], 2007

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
ABOUT THE OFFERING	4
RECENT DEVELOPMENTS	5
SUMMARY FINANCIAL DATA	7
RISK FACTORS	8
FORWARD-LOOKING STATEMENTS	13
USE OF PROCEEDS	13
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	14

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS	14
DESCRIPTION OF BUSINESS	19
MANAGEMENT	29
EXECUTIVE COMPENSATION	32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	34
DESCRIPTION OF SECURITIES	35

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES	35
SELLING STOCKHOLDERS	36
PLAN OF DISTRIBUTION	37
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	40
LEGAL MATTERS	40
EXPERTS	40
AVAILABLE INFORMATION	41
FINANCIAL STATEMENT INDEX	F-1

PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you. Before making an investment decision, you should read the entire Prospectus carefully, including the “RISK FACTORS” section, the financial statements and the notes to the financial statements. In this Prospectus, the terms “Royal,” “Company,” “we,” “us” and “our” refer to Royal Strategies and Solutions, Inc.

We were incorporated in the State of Nevada on July 21, 1995 under the name “Belize Cashew Co, Inc.” We did not engage in any business operations until January 2005, when our predecessor company, Royal Brokerage Group, LLC, a Florida limited liability company, merged with us and we changed our name to “Royal Solutions, Inc.” However, because of a conflict with another company, as well as to more accurately reflect our evolvement from a broker of ethnic foods to a multi-faceted operation providing goods and services for manufacturers, distributors and retailers, we then changed our name to our current name. All references to our Company in this Prospectus include our predecessor company, where applicable.

We commenced our business activities in 2001 under the name Royal Food & Beverage, Inc., a Florida corporation. In January 2002, we converted this entity into Royal Brokerage Corp. a Florida corporation. In October 2002, we converted that entity into Royal Brokerage Group, LLC, a Florida limited liability company. The principal activity of these entities was providing brokerage services primarily to ethnic food companies seeking to expand distribution. In 2004, we evolved into a national sales, marketing and service organization servicing the food, medical, health and beauty care and telecommunications/banking industries.

To facilitate our business of providing long-term customized sales and distribution solutions, management has assembled a national network of strategic partners that include sales representatives, merchandisers, retail brokers, major retailers and specialty food distributors.

While no assurances can be provided, we believe that our business model provides for expansion and high profit margins without the enormous overhead and risk normally associated with such growth. Infrastructure and systems are in place and, aside from a few key strategic individuals, our entire national sales network is commission based.

Revenues are derived in part from commission and markups earned on products sold by the manufacturer, either directly or to the distributors for resale to mass merchandisers, supermarkets, independents, c-stores, and others. In some instances commissions continue to be earned and survive any agreement as long as the customer continues to purchase product. Other revenues are earned from the direct sale of products to customers.

Our principal executive offices are located at 1933 W. Copans Road, Pompano Beach, FL 33064, telephone: (954) 978-8401. All prospective investors are invited to visit our website at www.royalbg.com. Prospective investors should be aware that the information contained on our website is not a part of this Prospectus. Investors should rely only upon the information contained herein.

ABOUT THE OFFERING

Common Stock Offered by Selling Shareholders

3,869,000 shares, including 1,448,996 shares issued as part of our private offering of securities that closed in October 2006 and 2,717,000 shares issuable upon the exercise of Common Stock Purchase Warrants (the “Warrants”), assuming exercise of the Warrants. This number represents approximately 17% of the total number of shares to be outstanding following this Offering, assuming exercise of all Warrants into the Securities being registered.

Common Stock Outstanding After the Offering	18,639,232 shares
Use of Proceeds

We will not receive any proceeds from the sale of the Common Stock. However, we will receive the exercise price of any Common Stock we issue to the Selling Stockholders upon exercise of the Warrants. We intend to use the proceeds received from the exercise of the Warrants, if any, for acquisitions and general working capital purposes.

The above information regarding Common Stock to be outstanding after the Offering is based upon 18,639,232 shares of Common Stock outstanding as of the date of this Prospectus and does not assume the exercise of an aggregate of 2,717,000 Warrants by our Selling Stockholders.

RECENT DEVELOPMENTS

October 2006 Private Placement

In reliance upon the exemption from registration provided by Regulation D, Rule 505 as promulgated under the Securities Act of 1933, as amended, during the period from June 22, 2006 to October 31, 2006, we successfully undertook a self-underwritten private offering of Units. We sold an aggregate of $586,000 from the sale of the Units ($.50 per Unit) to a total of 19 "accredited investors," as that term is defined under the Securities Act of 1933, as amended. Each Unit consisted of one share of our Common Stock and one Common Stock Purchase Warrant to purchase shares of our Common Stock at $.75 per share for a period of five (5) years expiring June 30, 2011. The minimum subscription was for $2,500.

The issuance of the Units and the securities included therein was exempt from registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of such Securities Act and Regulation D promulgated thereunder based upon the representations of each of the investors that he, she or it was an “accredited investor” (as defined under Rule 501 of Regulation D) and that he, she or it was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the securities.

January 2007 Private Placement

In reliance upon the exemption from registration provided by Regulation D, Rule 505 as promulgated under the Securities Act of 1933, as amended, during the period from December 13, 2006 to February 5, 2007, we successfully undertook a self-underwritten private offering of Units. We sold an aggregate of $220,000 Units ($.50 per Unit) to a total of 7 "accredited investors," as that term is defined under the Securities Act of 1933, as amended. Each Unit consisted of a Convertible Debenture, convertible into shares of our Common Stock at a conversion price of $0.50 per share until December 31, 2007, and one Common Stock Purchase Warrant to purchase shares of our Common Stock at $.75 per share for a period of five (5) years expiring December 31, 2011. The minimum subscription was for $2,500.

The issuance of the Units and the securities included therein was exempt from registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of such Securities Act and Regulation D promulgated thereunder based upon the representations of each of the investors that he, she or it was an “accredited investor” (as defined under Rule 501 of Regulation D) and that he or she was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the securities.

On September 30, 2006, we signed an exclusive master broker agreement with Castella Imports, Inc. (“Castella”). Castella is one of the largest importers of specialty foods in the United States, distributing an expanding array of products from around the world in the gourmet “food service” industry producing, packaging and selling over a thousand specialty food products including olives, olive oils, cheeses, canned vegetables, tomato products, seafood, soup bases, sauces, condiments, seasonings, spices, food colors and extracts and also features items such as pepperoncini, stuffed grape leaves, marinated mushrooms and capers. Castella’s 3.5 million cubic foot, state-of-the-art warehouse in Hauppauge, New York and distribution centers in Illinois, Atlanta, Houston and Los Angeles have it poised for enormous expansion into mainstream retail. It will be our task to bring the Castella brand to the retail sector, including supermarkets, convenience stores, mass merchandisers, drug and club stores. Commissions will range between 6% and 9% of gross sales, depending on market conditions. See “DESCRIPTION OF BUSINESS.”

In October 2006, we signed an agreement with Grass Roots Beverage Company, Inc. (“GRBC”) to become its Master Broker and Logistical Support Team for its newly launched DNA Energy Drink™. The agreement authorizes us to utilize our broker network to obtain distribution in targeted markets across the nation. In addition to the brokerage rights, we will act as the logistic and warehouse arm of Grass Roots Beverage Company. Revenues will be generated from commission of up to 10% on product sold and storage fees. As of the date of this Prospectus, we have not yet generated revenues from the operation of this new division. We anticipate that we will begin generating revenues for this product in February 2007. Some of our members of management also own a controlling interest in GRBC. See “DESCRIPTION OF BUSINESS” and “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.”

In February 2007, we entered into an agreement to begin to market products imported by Mega Foods, Inc. (“Mega Foods”). Mega Foods is the exclusive United States importer of olive oil and olive oil products produced by Nutria E.S. of Greece. Nutria was formed in 1993, as a continuation of a small olive-crushing plant. In 1997 it began to produce Extra Virgin Olive Oil. It expanded its facilities and in 2006 began the construction of an oil refinery with full oil-transformation capacity for crude oil/pomace/pure/and seed oils. As a result, Nutria currently has the capacity to cold press 150 tons a day, package 2,500 tons and refine 100 tons. Currently located in St. Constantine, Nutria has established a modern state-of-the-art plant with quality assurance ratings from TV HACCP, ISO 9001 and BRC & IFS Standards. Unlike our agreements with other broker agreements, our agreement with Mega Foods. provides for a 50/50 split of commissions earned. Commissions will range between 14-30%.

In December 2006, we entered into an agreement with Magic Pro International, Inc. (“Magic Pro”) to broker its line of household products. Magic Pro is a Canadian corporation specializing in production and distribution of gift décor paper and general household products. With its headquarters located in Ottawa, Canada, the company currently has three manufacturers in China and a marketing branch in Australia. Magic Pro was established in 1994 as a trading company and has grown into a multi-million dollar corporation with a solid manufacturer base in China, Australia and Thailand, over 900 employees, and a strong marketing team across North America and Australia. Our agreement calls for us to represent Magic Pro to retailer/wholesaler capable high-volume direct container purchases. We will receive commission on sales of 5%.

In December 2006, we also entered into an agreement with one of our network sub-brokers, JM Altimar, to directly service The Gourmet Factory. We had previously terminated our previous agreement with Gourmet in favor of this new relationship. JM Alitmar is located in the Northeast US where Gourmet resides. The commission structure with Altimar shall remain the same.

SUMMARY FINANCIAL DATA

Selected Financial Data

The following summary of our financial information for the years ended December 31, 2005 and 2004, has been derived from, and should be read in conjunction with, our audited financial statements included elsewhere in this Prospectus. The summary of our financial information for the nine month period ended September 30, 2006 and 2005, has been derived from, and should be read in conjunction with our unaudited financial statements also included elsewhere in this Prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
Statement of operations:	2006	2005	2005	2004
	(unaudited)	(unaudited)
Revenues	$ 87,148	$ 39,427	$ 62,642	$ 81,268
Gross profit	$ 70,973	32,666	$ 47,719	$ 67,099
Total operating expenses	$ 695,534	531,210	$ 827,334	$ 590,568
Income (loss) from operations	($ 686,283)	(599,355)	($ 779,615)	($ 523,469)
Other income (expense)	(52,239)	(100,811)	($ 78,661)	($ 104,590)
Net income (loss)	($ 686,283)	($ 599,355)	($ 858,276)	($ 628,059)

Net income (loss) per share	($ 0.04)	($ 0.05)	($ 0.07)	($ 0.06)
Weighted common shares outstanding	17,119,103	12,182,722	12,555.254	9,768,423

Balance Sheet:		September 30, 2006	December 31, 2005	December 31, 2004
Cash		$ 18,756	$ 129,013	$ 96,567
Current assets		$ 98,946	$ 206,218	$ 124,390
Total assets		$ 98,946	$ 217,148	$ 145,033
Current liabilities		$ 667,900	$ 621,317	$ 164,777
Total liabilities		$ 789,900	$ 621,317	$ 622,454
Total stockholders' equity (deficiency)		$(690,954)	($ 404,169)	($ 477,421)

RISK FACTORS

An investment in our Common Stock is a risky investment. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing shares of our Common Stock offered hereby. If any of the following risks actually occur, our business, results of operations and financial condition could be seriously harmed and you could lose all or part of your investment. We believe that we have included all material risks.

We have incurred losses since inception and we may be unable to achieve profitability or generate positive cash flow. We incurred net losses of $858,276 in 2005 and $628,059 in 2004 and $686,283 in the nine month period ended September 30, 2006, and we may be unable to achieve profitability in the future. If we continue to incur losses in future periods, we may be unable to implement our business plan described herein, including the following:

•	increase the number of products we distribute;

•	increase our sales and marketing activities, including the number of our sales personnel;

•	acquire additional businesses.

As of September 30, 2006, we had an accumulated deficit of $3,630,544. We may not achieve profitability if our revenues increase more slowly than we expect, or if operating expenses exceed our expectations or cannot be adjusted to compensate for lower than expected revenues. If we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Any of the factors discussed above could cause our stock price to decline, if and when our Common Stock is approved for trading, of which there is no assurance.

We will need additional financing to implement our business plan and we cannot be sure we will be able to obtain additional funding when needed or on acceptable terms. We will require substantial additional financing in order to implement our business objectives. We estimate that we will need an additional $3.5 million in either debt or equity capital. There can be no assurances that we will be able to obtain any additional funding when needed, or that such funding, if available, will be obtainable on terms we find acceptable. In the event our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may not be able to:

•	attract additional suppliers;
•	expand our technical capabilities;
•	take advantage of acquisition opportunities; or
•	respond to competitive pressures or unanticipated requirements.

For additional information on our anticipated future capital requirements, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Liquidity and Capital Resources.”

We may fail to continue as a going concern, in which event you may lose your entire investment in our shares. Our audited financial statements have been prepared on the assumption that we will continue as a going concern. Our independent auditors have indicated in its report on our December 31, 2005 audited financial statements that our recurring losses from operations and our difficulties in generating sufficient cash flow to meet our obligations and sustain our operations raise substantial doubt about our ability to continue as a going concern. If we fail to continue in business, you will lose your investment in the shares you acquire in this offering.

We are exposed to potential product liability actions. As a participant in the distribution chain between the manufacturer and consumer, we may be named as a defendant in any product liability action brought by a consumer. To date, no claims have been asserted against us for product liability; there can be no assurance, however, that such claims will not arise in the future. Currently, we do not carry product liability insurance because the products are never in our possession. In the event that we are unable to recover damages from the manufacturer or supplier of the product that caused such injury, we may be required to pay some or all of such claims from our own funds. Any such payment could have a material adverse impact on our results of operations.

We face competition from other brokers. We are subject to competition in all of our various product sale businesses. While these industries may be highly fragmented with no one broker dominating our industry, we are subject to competitive pressures from other brokers based on price and service and product quality and origin. Though we believe we have our own unique application, there are several older, more established, greater capitalized brokers that compete with us for the same accounts and shelf space, which may provide our competitors with a competitive advantage.

Our relationships with sub-brokers may be terminated upon the expiration of contracts and the loss of certain third party broker relationships could cause the termination of our relationships with the customers we serve or the suppliers with which we have relationships. Our agreements with sub brokers are generally long term in nature, similar to our agreements with our clients. We rely on a network of brokers to utilize their relationship to introduce us to their clients. Brokers do not maintain inventories or maintain shelves. That is generally the job of the distributor. Our arrangements with brokers may expire according to written agreements. Although we believe we have good working relationships with our brokers, there can be no assurance that we will be successful in maintaining our existing arrangements with brokers or in acquiring, or entering into arrangements with, additional brokers. In addition, we do not have exclusive relationships with the brokers we utilize. Many of these brokers may represent other products in addition to the products we distribute. There can be no assurance that the representation by brokers of multiple products does not result in conflicts of interest. We generally do not use brokers that have conflicting product lines. The loss of certain of our brokers could cause the termination of our relationships with the customers we serve or with the manufacturers or suppliers of the products such brokers service.

Products supplied by certain suppliers account for a material percentage of our revenues, and the loss of any of these suppliers could dramatically reduce our revenues. We derive a significant portion of our revenues from the distribution of products that are supplied by a limited number of suppliers. The loss of any major supplier could dramatically reduce our revenues. As of September 30, 2006, products supplied by Zestra Laboratories, Inc. accounted for approximately 34% of our revenues and products supplied by Badia Spices accounted for approximately 39% of our revenues.

Various changes in the distribution and retail markets in which we operate have led and may continue to lead to reduced sales and margins and lower profitability for our customers and, consequently, for us. The distribution and retail markets in which we operate are undergoing accelerated change as distributors and retailers seek to lower costs and provide additional services in an increasingly competitive environment. For example, there is a growing trend of large self-distributing chains consolidating to reduce costs and gain efficiencies. Alternative format stores, such as warehouse stores and super-centers, have taken the market share from traditional independent supermarkets and drug stores, some of which are our customers. In an effort to ensure that more of their promotional fees and allowances are used by retailers to increase sales volume, vendors increasingly direct promotional dollars to large self-distributing chains. We believe that these changes have led to reduced sales, reduced margins and lower profitability among many of our customers and, consequently, for us.

Our sales may decline upon a general decrease in the price of consumable goods or an economic downturn. We derive most of our revenues from the consumable goods distribution industry. This industry is characterized by high volume sales with relatively low profit margins. Our revenues are commission based and not product markup. Consequently, our sales may decline when the prices of consumable goods go down. The consumable goods industry is also sensitive to national and regional economic conditions, and the demand for consumable goods has declined from time to time as a result of economic downturns.

We are dependent on public trends. Our business is subject to the effects of changing customer preferences and the economy, both of which are difficult to predict and over which we have no control. A change in either consumer preferences or a downturn in the economy may have a negative impact on our results of operations.

We do not anticipate payment of dividends, and investors will be wholly dependent upon the market for our Common Stock to realize economic benefit from their investment, if a market for our Common Stock develops in the future, of which there can be no assurance. As holders of our Common Stock, you will only be entitled to receive those dividends that are declared by our board of directors out of surplus. We do not expect to have surplus available for declaration of dividends in the foreseeable future. Indeed, there is no assurance that such surplus will ever materialize to permit payment of dividends to you as holders of our Common Stock. Our board of directors will determine future dividend policy based upon our results of operations, financial condition, capital requirements, reserve needs and other circumstances.

We have not voluntarily implemented various corporate governance measures, in the absence of which stockholders may have reduced protections against interested director transactions, conflicts of interest and other matters. We are not subject to any law, rule or regulation requiring that we adopt any of the corporate governance measures that are required by the rules of national securities exchanges or Nasdaq such as independent directors and audit committees. It is possible that if we were to adopt some or all of the corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors. As directed by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2005. We are evaluating our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls, as a required part of our obligation to comply with the Securities Exchange Act of 1934, as amended, following effectiveness of our registration statement, of which this Prospectus is a part..

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy. Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors.

In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

Our executive officers, directors and 5% or greater shareholders have the ability to significantly influence matters requiring a shareholder vote and other shareholders may not have the ability to influence corporate transactions. Currently, our existing officers, directors and 5% or greater shareholders in the aggregate beneficially own approximately 37.6% of our outstanding stock. Upon completion of this Offering, this group will continue to own approximately 37.6% of our outstanding stock, until and unless the Selling Stockholders herein exercise their Warrants. In the event all of the Warrants are exercised, our existing officers, directors and 5% or greater shareholders in the aggregate will beneficially own approximately 32.8% of our outstanding stock. As a result, such persons, acting together, will have the ability to significantly influence the vote on all matters requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions.

This Prospectus permits Selling Stockholders to resell their shares. If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them. This Prospectus includes up to 3,869,000 shares being offered by existing stockholders, including an aggregate of 2,717,000 shares to be issued upon the exercise of outstanding Common Stock Purchase Warrants which are exercisable at $.75 per warrant. To the extent that these shares are sold into the market there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all. However, we do not expect that the outstanding Warrants will be exercised if the then share price of our Common Stock exceeds the exercise price of the Warrants.

There is no trading market for our Securities and there can be no assurance that such a market will develop in the future. We intend to undertake efforts to cause a market to develop in our Common Stock on the OTC Electronic Bulletin Board (“OTCBB”) operated by the National Association of Securities Dealers, Inc. There is no assurance such a market will develop in the future or, if developed, that it will continue. In the absence of a public trading market, an investor may be unable to liquidate his investment in our Company.

Financial reporting requirements are complex and time sensitive. If we are successful in listing our Common Stock for trading on the OTCBB, of which there can be no assurance, the OTCBB limits quotations to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. These limitations may be impediments to our quotation on the OTCBB. Because issuers whose securities are qualified for quotation on the OTCBB are required to file these reports with the Securities and Exchange Commission in a timely manner, the failure to do so may result in a suspension of trading or delisting from the OTCBB if and when our Common Stock is approved for trading, of which there can be no assurance.

If we are successful in listing our Common Stock for trading on the OTCBB, there are no automated systems for negotiating trades on the OTCBB and it is possible for the price of a stock to go up or down significantly during a lapse of time between placing a market order and its execution, which may affect your trades in our Common Stock. Because there are no automated systems for negotiating trades on the OTCBB, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders, an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

If we are successful in listing our Common Stock for trading and our stock trades below $5.00 per share, our stock would be considered a "penny stock" which can adversely affect its liquidity. If and when trading commences and the trading price of our Common Stock is less than $5.00 per share, our Common Stock would be considered a "penny stock," and trading in our Common Stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

Any adverse effect on the market price of our Common Stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate. We intend to have an application filed to cause our Common Stock to be listed for trading on the OTCBB, or other exchange. If and when this registration statement is declared effective, holders of the shares registered herein, as well as holders of an additional 15,760,236 shares of our Common Stock who have held their shares for a requisite period of time will be permitted, subject to certain limitations, to freely sell these shares of Common Stock. At that time, sales of substantial amounts of Common Stock, including shares issued upon the exercise of stock options or warrants, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock.

We cannot predict whether we will successfully effectuate our current business plan. Each prospective purchaser is encouraged to carefully analyze the risks and merits of an investment in our Common Stock and should take into consideration when making such analysis, among others, the Risk Factors discussed above.

FORWARD-LOOKING STATEMENTS

We have made some statements in this Prospectus, including some under “RISK FACTORS,” “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RSULTS OF OPERATIONS,” “DESCRIPTION OF BUSINESS” and elsewhere, which constitute forward-looking statements. These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. These factors include, among other things, those listed under: “RISK FACTORS” and elsewhere in this Prospectus. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders. If all Warrants held by the Selling Stockholders are exercised, we will receive $2,037,750 in proceeds.

We anticipate that any proceeds from the exercise of Warrants by the Selling Stockholders will be used for acquisitions, sales and marketing and general corporate purposes, which may include but are not limited to working capital, capital expenditures and the repayment or refinancing of our indebtedness. Pending the application of any proceeds from the exercise of Warrants, if any, by the Selling Stockholders, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

MARKET FOR COMMON EQUITY AND

RELATED STOCKHOLDER MATTERS

As of the date of this Prospectus there is no market for our Common Stock. We expect to cause an application to be filed on our behalf to list our Common Stock for trading on the OTCBB. There can be no assurances that our Common Stock will be approved for listing on the OTCBB, or any other existing trading market. See “RISK FACTORS.”

As of the date of this Prospectus there were 18,639,232 shares of our Common Stock outstanding.

As of the date of this Prospectus there were 70 stockholders of record of our Common Stock.

We have not paid cash dividends in the past, nor do we expect to pay cash dividends for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and “Description of Business” and elsewhere in this Prospectus. See “RISK FACTORS.”

OVERVIEW

We were incorporated in the State of Nevada on July 21, 1995 under the name “Belize Cashew Co, Inc.” We did not engage in any business operations until January 2005, when our predecessor company, Royal Brokerage Group, LLC, a Florida limited liability company, merged with us and we changed our name to “Royal Solutions, Inc.” However, because of a conflict with another company, as well as to more accurately reflect our evolvement from a broker of ethnic foods to a multi-faceted operation providing goods and services for manufacturers, distributors and retailers, we then changed our name to our current name. All references to our Company in this Prospectus include our predecessor company, where applicable.

We commenced our business activities in 2001 under the name Royal Food & Beverage, Inc., a Florida corporation. In October 2002, we converted that entity into Royal Brokerage Group, LLC, a Florida limited liability company. The principal activity of these entities was providing brokerage services primarily to ethnic food companies seeking to expand distribution. In 2004, we evolved into a national sales, marketing and service organization servicing the food, medical, health and beauty industries.

The following information is intended to highlight developments in our operations, to present our results of operations, to identify key trends affecting our businesses and to identify other factors affecting our results of operations for the periods indicated.

RESULTS OF OPERATIONS

Comparison of Our Results of Operations for our nine months ended September 30, 2006 and 2005

We generated revenues of $87,148 during the nine-month period ended September 30, 2006, compared to revenues of $39,427 during the nine-month period ended September 30, 2005, an increase of $47,721 (121%). This increase in revenues was due primarily to the addition of Zestra Laboratories as a client, who accounted for 34% of our revenues during the nine month period ended September 30, 2006. We added Zestra as a client on September 5, 2005.

Cost of goods sold was $16,175 during the nine-month period ended September 30, 2006, compared to $6,761 during the similar period in 2005, an increase of $9,414 (139%). Our operating expenses during the nine month period ended September 30, 2006 were $695,534, compared to operating expenses of $537,210 during the nine month period ended September 30, 2005, an increase of $158,324 (29%). This increase arose from increased travel and sales related calls, plus increased professional fees.

As a result of these factors, we reported a net loss of $686,283 ($.04 per share) for the nine months ended December 31, 2005 as compared to a net loss of $599,355 ($.05 per share) for the nine months ended September 30, 2005.

Comparison of Our Results of Operations for our three months ended September 30, 2006 and 2005

We generated revenues of $39,691 during the three-month period ended September 30, 2006, compared to revenues of $15,113 during the three-month period ended September 30, 2005, an increase of $24,578 (163%). This increase in revenues was due primarily to the addition of Zestra Laboratories as a client, who accounted for 44% of our revenues during the three month period ended September 30, 2006. We added Zestra as a client in September 2005.

Cost of goods sold was $2,735 during the three-month period ended September 30, 2006, compared to $3,675 during the similar period in 2005, a decrease of $940 (26%). This decrease was attributable to the return of product that was sold to customers.

Our operating expenses during the three month period ended September 30, 2006 were $227,024, compared to operating expenses of $181,911 during the three month period ended September 30, 2005, an increase of $45,113 (25%). This increase arose from increased travel and sales related calls, plus increased professional fees. We also incurred interest expense of $22,033 during the three-month period ended September 30, 2006, compared to interest expense of $35,266 during the three-month period ended September 30, 2005, a decrease of $13,233.

As a result of these factors, we reported a net loss of $251,790 ($0.01 per share) for the three months ended September 30, 2006, as compared to a net loss of $205,739 ($0.02 per share) for the three months ended September 30, 2005.

Comparison of Our Results of Operations for our fiscal years ended December 31, 2005 and 2004

During our fiscal year ended December 31, 2005, we generated revenues of $62,642, compared to revenues of $81,268 generated during our fiscal year ended December 31, 2004, a decrease of $18,626 (23%). This decrease was attributable to a decrease of business from one manufacturer.

Cost of goods sold remained relatively constant during our fiscal year ended December 31, 2005, as we incurred $14,923 in costs of goods sold, compared to $14,169 during the year ended December 31, 2004, an increase of $754 (5%).

Our operating expenses during our fiscal year ended December 31, 2005 were $827,334, compared to operating expenses of $590,568 during our fiscal year ended December 31, 2004, an increase of 236,766 (40%). This increase arose from increased travel and sales related calls, plus increase in compensation and professional fees.

As a result of these factors, we reported a net loss of $858,276 ($.07 per share) for our fiscal year ended December 31, 2005, as compared to a net loss of $628,059 ($.06 per share) for our fiscal year ended December 31, 2004.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2006, we had $18,756 in cash.

Our audited financial statements for our fiscal year ended December 31, 2005 included in this Prospectus have been prepared assuming we will continue as a going concern. We have suffered losses since inception of $3,630,544, have losses for the current year as of September 30, 2006, of $686,283 and have a working capital deficiency of $612,818 and total debt due at December 31, 2007 of $649,249. In the absence of achieving profitable operations or obtaining adequate debt or equity financing, it is possible that we may not have sufficient funds to continue through December 31, 2007.

Relevant thereto, during the period from December 13, 2006 to February 5, 2007, we engaged in a self-underwritten private offering of Units. We sold an aggregate of $220,000 from the sale of the Units ($.50 per Unit) to a total of 7 "accredited investors," as that term is defined under the Securities Act of 1933, as amended. Each Unit consisted of a 10% Convertible Debenture, convertible into shares of our Common Stock at a conversion price of $.50 per share until December 31, 2007, the due date of the Debentures and one Common Stock Purchase Warrant to purchase shares of our Common Stock at $.75 per share for a period of five (5) years expiring December 31, 2011. As of the date of this Prospectus, none of these Convertible Debentures have been converted, or any of the warrants exercised.

In addition, from July 2006 to October 31, 2006, we successfully engaged in a self-underwritten private offering of Units. We sold an aggregate of $586,000 from the sale of the Units ($.50 per Unit) to a total of 19 "accredited investors," as that term is defined under the Securities Act of 1933, as amended. Each Unit consisted of one share of our Common Stock and one Common Stock Purchase Warrant to purchase shares of our Common Stock at $.75 per share for a period of five (5) years expiring June 30, 2011. The minimum subscription was for $2,500.

In March 2006, we engaged in a self-underwritten private offering of Units, each Unit consisting of a 12% Convertible Debenture and Common Stock Purchase Warrants equal to 50% of the total subscription price, exercisable to purchase one share of our Common Stock at an exercise price of $.75 through June 30, 2011, unless extended by us, in our sole discretion. These Debentures were originally due March 1, 2007, but with the consent of the holders, they are now due December31, 2007. We raised an aggregate of $311,250 in this offering from 8 “accredited investors, as that term is defined under the 33 Act. As of the date of this Prospectus, 5 holders of these Convertible Debentures elected to convert an aggregate of $61,250 of these Convertible Debentures and we issued 100,926 shares of our Common Stock (including accrued interest) upon such conversion ($.50 per share).

Effective January 11, 2005, we entered into an Agreement and Plan of Reorganization (the "Merger"), with Royal Brokerage Group, LLC ("Royal"), whereby Royal did agree to merge with us. We were the surviving entity in the Merger. We issued an aggregate of 10,779,141 "restricted" shares of our Common Stock to the Royal members, representing approximately 90% of our issued and outstanding Common Stock following the Merger. In addition, as part of the terms of this Merger, we issued warrants to purchase up to 1,920,009 common shares of our Common Stock to warrant holders of Royal and reserved 767,883 shares of our Common Stock for issuance pursuant to Convertible Debentures previously issued by Royal and assumed by us at the time of the Merger. As of the date of this Prospectus, 200,000 warrants have been exercised and we issued a similar number of shares of our Common Stock upon such exercise. As of the date of this Prospectus, 11 holders of these Convertible Debentures elected to convert an aggregate of $195,000 of these Convertible Debentures and we issued 465,9795 shares of our Common Stock (including accrued interest) upon such conversion ($.50 per share).

For each of the aforesaid offerings, we relied upon the exemption from registration provided by Section 4/2 and/or Regulation D, Rule 505 as promulgated under the Securities Act of 1933, as amended, to issue these securities based upon the representations of each of the investors that he, she or it was an “accredited investor” (as defined under Rule 501 of Regulation D). In addition, there was no general advertisement conducted in connection with the sale of the securities.

In order to fully implement our business plan described herein, we will require additional capital. We estimate that we will need approximately $3.5 million in additional debt or equity capital to fund our proposed acquisition of Nino Wholesale, Inc. and expansion, fill out sales and supervisory staffing requirements in key demographic areas in Los Angeles, Chicago and New York and for working capital purposes. If we are successful in obtaining these funds, we anticipate reaching profitability in 6 months after receipt of these funds and closing of the Nino Wholesale acquisition described in the “Business” section, below. As of the date of this Prospectus, we have engaged in discussions with various investment bankers to assist us in raising this necessary capital. While we have no definitive commitment from any investment banker to raise these funds, we have received verbal assurances that once we become a reporting company under the Securities Exchange Act of 1934, as amended, and list our Common Stock for trading on the OTC Bulletin Board, they will raise equity capital for us. There can be no assurances that we will be successful in listing our Common Stock for trading on the OTCBB, or that if we are so successful, that any third party will raise funds for us on mutually acceptable terms. Failure to raise these funds will have a significant negative impact on our ability to implement our business plan and on our anticipated results of operations. See “RISK FACTORS.”

TRENDS

Over the past 18 months we have expanded our operations from a local broker of ethnic foods to a company with a full national presence providing a number of retail services to companies represented in the medical, health and beauty care, and food and beverage industries. We intend to continue to redefine ourselves through continued growth and acquisition. We expect that new consulting and management services will be added. Fee based services will include pre-marketing direction, presentation materials, market selection, vendor and new account setup, schematic shelf placement and placement fee negotiations. We intend to continue to expand our broker network by adding select brokers in territories that warrant additional coverage or those with close relationships to targeted accounts. Brokers are continually seeking new products lines to represent and belong to the same organizations and attend the same trade shows as we do. We have recently created and filled a new position, director of business development, to help expand our client base. We expect that new clients will come from tradeshows, other brokers and trade organizations.

As discussed above under “Liquidity and Capital Resources,” our continued growth is dependent upon our ability to obtain the additional financing required to facilitate our planned growth. As of the date of this Prospectus, we have been engaged in discussions with various investment bankers who have expressed an interest in providing the additional financing that we believe is required. While no definitive commitment has been provided to us, we have been advised that this financing will be available to us, provided that we become a reporting company under the Securities Exchange Act of 1934, as amended, and can successfully list our Common Stock for trading on the OTC Bulletin Board. However, prospective investors should be aware that we have no written commitment from any financing source to provide us with such financing even if we are successful in achieving these two requirements. Failure to obtain the necessary financing will have a significant negative impact on our ability to continue to grow, as well as our ability to generate profitable operations.

As discussed under the “DESCRIPTION OF BUSINESS” section of this Prospectus below, on January 15, 2005, as amended on January 18, 2006 and again on October 31, 2006, we entered into a non-binding letter of intent to acquire all of the assets of Nino Wholesale, Inc. (“Nino”), a Pembrook Park, Florida based profitable 30 year-old specialty distributor of Italian specialty foods that has generated revenues in excess of $10 million annually. The terms of this acquisition provide for us to pay an aggregate of $2.5 million in cash, as well as to retain certain members of Nino’s management pursuant to employment agreements. We paid $15,000 to Nino in the form of a deposit that may be refunded and in September 2006 we paid an additional $100,000 to Nino. In the event a definitive Sale and Purchase Agreement is not executed by the parties on or before July 30, 2007 through no fault of ours, then the entire $115,000 shall be returned without delay to us. In the event that we do not execute said Agreement on or before July 30, 2007, then we will forfeit the $115,000 deposit to Nino. If the Agreement is executed on or before July 30, 2007, then the $115,000 will be applied towards the final Purchase Price.

If we are able to complete our proposed Nino acquisition, of which there can be no assurance, we intend to (i) implement a “cash & carry” operation – larger warehouse by increasing the warehouse size and advertise to existing accounts as well as potential accounts that they may purchase products directly from the warehouse at a reduced price; (ii) take efforts to increase the Nino customer base within first 18 months by increasing the sales staff, trucking capabilities, products being offered and territory expansion; (iii) as the territory widens we will create satellite warehouses throughout the state to facilitate geographic expansion; and (v) implement synergistic opportunities by developing our own private labeled Italian food items that will be sold to clients of the brokerage division. Conversely, several items represented by the brokerage division will be sold through the specialty food division.

INFLATION

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the nine-month period ended September 30, 2006.

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

DESCRIPTION OF BUSINESS

HISTORY

We were incorporated in the State of Nevada on July 21, 1995 under the name “Belize Cashew Co, Inc.” We did not engage in any business operations until January 2005, when our predecessor company, Royal Brokerage Group, LLC, a Florida limited liability company, merged with us and we changed our name to “Royal Solutions, Inc.” However, because of a conflict with another company, as well as to more accurately reflect our evolvement from a broker of ethnic foods to a multi-faceted operation providing goods and services for manufacturers, distributors and retailers, we then changed our name to our current name. All references to our Company in this Prospectus include our predecessor company, where applicable.

We commenced our business activities in 2001 under the name Royal Food & Beverage, Inc., a Florida corporation. In October 2002, we converted that entity into Royal Brokerage Group, LLC, a Florida limited liability company. Until December 2004, we concentrated our business efforts on the Hispanic market. Since then we have evolved into a national brokerage, sales and marketing company servicing prominent manufacturers in the food, beverage, medical and health & beauty care industries and our newly created beverage logistic operation.

BUSINESS

To facilitate our business of providing long-term customized sales and distribution solutions, management has assembled a national network of strategic partners that include sales representatives, merchandisers, retail brokers, major retailers and specialty food distributors. Clients are companies with products that have an established track record, regional or foreign market presence and brand recognition. We have elected not to pioneer new brands, except in rare instances where we can piggyback on more recognized items. As a result, we are able to reduce time to market and overhead expense, the result of which is greater revenues and profits in a shorter time frame.

We believe that our business plan provides a unique model that provides for potentially unlimited expansion and high profit margins without the enormous overhead and risk normally associated with such growth. Infrastructure and systems are in place and, aside from a few key strategic individuals, our entire national sales network is commission based. However, as of the date of this Prospectus we have not generated profits from operations and there can be no assurances that we will generate profitable operations in the future.

Revenues are derived in part from commission and markups earned on products sold by the manufacturer, either directly or to the distributors for resale to mass merchandisers, supermarkets, independents, c-stores, etc. In some instances commissions continue to be earned and survive any agreement as long as the customer continues to purchase product.

Our clients are broken down into two categories, (i) growth oriented, regionally successful companies with limited brand recognition looking to expand nationally, and (ii) manufacturers looking to launch new brands. Generally we do not seek to pioneer new brands except in rare instances where these items can piggyback on more recognized items and/or provide strong marketing support.

Many of our agreements with manufacturers call for exclusivity and contain “evergreen” clauses (continued commissions beyond the contract term). We arrange the sale of the manufacturer’s products, either directly or to the distributors for resale to mass merchandisers, supermarkets, independents, c-stores and others. These agreements provide for payment of commissions ranging between 8% and 16% and are for terms of 3-5 years. We believe that these terms are well in excess of industry standards.

Retailers, including those catering to ethnic brands, are looking for vendors with authentic product lines, a strong track record, established brand recognition, and the financial ability to market themselves. All of our current clients have these characteristics, including the following:

Food & Beverage

Coo-kie-O Company Inc./Molsa S.A. is one of Central America’s largest flourmills with manufacturing facilities in El Salvador and Guatemala. Molsa produces a comprehensive line of products including cookies and crackers under their own brand names and for private label. In addition to the standard distribution outlets, the flexibility and price points of these lines is expected to provide us with an entry into the multi-billion dollar “dollar store business.” Molsa has made a significant investment in infrastructure and marketing to insure market success.

Since reaching an agreement with Molsa in October 2005, we have successfully opened three markets including Texas, California and New England. Several of the most influential retailers and distributors in those markets have already placed orders.

Molsa has also invested considerably in developing a line of health-oriented products targeted towards the school market. The Cookie-O brand will hit the market with its healthy line in the first calendar quarter of 2007, before the major US manufacturers have the time to react to the new proposed legislation and school regulations that have mandated schools provide healthier snacks to its students. Vistar VSA, the nation’s largest vending distributor, has agreed to sell the products nationally. We have also gained distribution in the Northeast, Texas and California. We will receive gross sales commissions of 10%.

In October 2006, we signed an exclusive master broker agreement with Castella Imports, Inc. (“Castella”). Castella is one of the largest importers of specialty foods in the United States, and according to management of Castella, is the third largest food service spice company in the United States, distributing an expanding array of products from around the world in the gourmet “food service” industry producing, packaging and selling over a thousand specialty food products including olives, olive oils, cheeses, canned vegetables, tomato products, seafood, soup bases, sauces, condiments, seasonings, spices, food colors and extracts and also features items such as pepperoncini, stuffed grape leaves, marinated mushrooms and capers. Castella’s also distributes its own products through its fleet of regular trucks and tractor trailors. Castella maintains its own state-of-the-art 3.5 million cubic foot warehouse in Hauppauge, New York (with vacuum capping and pasteurization capability) and another in Wood Dale, IL. In addition, Castella uses a number of public warehouses and crossdocks, offering a free delivery programs to select cities including Houston, Dallas, Orlando, Miami, Baltimore, Boston, Hartford, Cleveland and Detroit. Castella also maintains an in house state-of-the-art laboratory which includes Gas Chromotagraphers, Spectophotometers, Colormeters, Refractometers, Salometers, Density meters, Ph Meters and much more. Castella also maintains a full HAACP Program in place and recently received a superior rating of 92.5% from its Cook and Thurber audit, which is a health and safety control audit. A full service in house art department completes the manufacturing process with custom labels, POS and brochures. Castella is poised for enormous expansion into mainstream retail, a direction it has not undertaken before. As both a manufacturer and distributor Castella is fully able to supply products in either retail or food service sizes at significant savings to its customers. It will be our task to get Castella mainstream ready and bring the Castella brand to the retail sector, including supermarkets, convenience stores, mass merchandisers, drug and club stores. We have projected aggregate nationwide sales of $10 plus million dollars for Castella products after an initial startup period. Our commissions will range between 6% and 9% depending on market conditions.

Badia Spices, Inc. (“Badia”) was our first client. Established in 1967, Badia is a family owned and operated business dedicated to the production and distribution of superior quality spices and herbs. From its 100,000 square foot plant in Miami, Badia produces 350 items in various sizes for both the retail and wholesale marketplace. In addition to conventional spices, Badia produces an organic line, a full Mexican line and nine varieties of teas. Badia introduces six to eight new products annually. National distribution and the introduction of new rice and bean food products are two of Badia’s short-term objectives. Our agreement with Badia covers the United States. However, we have been restricted by Badia to sales in the Northeast US only. Sales to retailers in the Northeast are being made through Millbrook Distribution Services and Cavellaro Distributors. In anticipation of the possibility of this contract expiring in February 2007, we have secured Castella Imports, Inc. as a replacement (see above) without territorial restrictions. However, we believe that our agreement with Badia includes an automatic 5-year renewal unless terminated within a specific period of time, which was not done. We did receive notice from Badia of their intention not to renew our agreement, but this notice was received outside of the period when notice was required. Regardless of whether this agreement is, in fact, terminated in the future, the current agreement provides for us to be paid on all sales as long as the customers introduced by us continue to purchase products from Badia. We earn a 13% commission on the net sales of Badia products to our clients. Badia accounted for 39% of our revenues during the nine-month period ended September 30, 2006.

Health and Beauty Care/Medical

Since September 2005, we have executed several new agreements with clients, including Zestra Laboratories, Inc. (“Zestra™”). We believe that, potentially, Zestra™ has the ability to become one of our largest revenue producing brokerage accounts.

“Zestra™ for Women” is the only FDA clinically tested, feminine arousal fluid, topically applied, proven to improve sexual sensation, arousal and satisfaction in women with and without female sexual arousal disorder. Touted as the female “Viagra,” Zestra’s patented blend of all-natural ingredients naturally stimulates the body’s own sensory nerve conduction, heightening sexual sensation and pleasure in women.

The product has already gained wide acceptance and has achieved distribution at 30,000 locations including most of CVS, Rite Aid, Walgreens and Duane Reade locations.

In keeping with Zestra’s aggressive expansion program it initially appointed Royal as its exclusive broker for approximately 75% of the retail market in the United States and Puerto Rico. In addition, Zestra has millions of dollars in advertising funds, most slated for TV.

Some of our clients that we have added since signing the Zestra Agreement are Target, K-Mart, Wal-Mart Canada, GNC, Ingles, Bi-Lo, Kinray, Thrifty White Drug, H.E. Butt (HEB)and Belco Drugs. Pending approval shortly are AARP, Target, Harris Teeter, Carr Drug, USA Drug, Longs Drug, Cardinal Health and McKesson. Also pending are Wal-Mart USA, Kroeger and Albertsons.

Because of the results that we have provided to Zestra since assuming distribution responsibilities for its product, it has transferred two existing key revenue-producing accounts, Walgreens and Rite-Aid, with a total of 8,500 stores, to us and has increased our territory to include nearly 90% of the major mass merchandisers and retailers in the US, Canada and Caribbean.

Based upon current sales growth, increased public awareness and a media and advertising campaign with a budget of $1.5 million per month, Zestra is projecting 2007 sales of approximately $40 million. We receive an 8% gross commission on all sales and a management fee of 3% on the Rite-Aid and Walgreen accounts. Zestra accounted for 34% of our revenues during the nine-month period ended September 30, 2006.

U.S. Diagnostics, Inc. is a manufacturer of diabetic product testing equipment. According to recent testing, its second generation product line is the latest, fastest, most accurate and most reliable Blood Glucose Monitoring System “Control™ on the market today. The newly FDA approved device features alternate site testing, tiny blood sample requirements and a very short 5 second test response time.

Diabetes is a worldwide epidemic and the market for Blood Glucose Monitoring Systems is enormous. Over the past four decades the number of individuals with diabetes has grown 6 fold to 20.8 million or 7% of the population and approximately 1.5 million new cases are diagnosed each year. The total annual economic cost of diabetes is estimated to be $150 billion or 1 out of every 10 health care dollars spent in the United States. Worldwide there are 120 million diabetics with that number expected to double over the next 25 years. Only through education and monitoring can the disease be controlled.

Profits are derived from the sale of test strips. Monitors are given away free to promote the sale of test strips to the millions of diabetics that test themselves several times a day. Retailers and wholesalers are excited to receive free monitors, as well as the larger than normal profit margins offered.

U.S. Diagnostic has named us exclusive broker for the entire retail market including all supermarkets, mass-merchandisers, drug chains, drug independents and drug wholesalers. We are also working with insurance carriers to get the product approved and listed on their formularies to expedite mass retail sales.

After several months of presentations and education we are beginning to see promising results. While we are awaiting insurance approval, sales are being made to independent pharmacies and wholesalers such as Kinray, NC Mutual and Anda (an Andrx Company) that provide sales to independent pharmacies. We believe that the potential market for this quality product is unlimited. We receive commissions ranging between 8% and 16% depending on the unit price of the product sold.

Beverage Division

The rise in consumer interest in health and continued growth in the health-related drink market has spurred the energy drinks sector to the forefront of that growth. The $3 billion energy and sport drink market, with a growth rate of 50% per year and expecting to hit $10 billion by 2010 (AC Nielsen/New York Times), is moving into the mainstream and are used in multi-purpose situations: for the late afternoon pick-me-up, for times when you need a little more mental alertness or for a quick boost of energy before a workout. The nightclub and bar segments have also seen a rise in consumption and popularity with energy drinks as a new form of cocktail mixer.

As a result, in October 2006 we signed an agreement with Grass Roots Beverage Company, Inc. (“GRBC”) to become its Master Broker and Logistical Support Team for their newly launched DNA Energy Drink™. The agreement authorizes us to utilize our broker network to obtain distribution in targeted markets across the nation. In addition to the brokerage rights, we will act as the logistic and warehouse arm of GRBC. Revenues will be generated from commissions of up to 10% on product sold and per case fees for storage and handling. As of the date of this Prospectus, we have generated approximately $5,000 in revenues from the operation of this new division. Messrs. Leiner and Marks, two of our principals, are also principals of GRBC. See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.”

Sales

We derive our income from commissions and markups earned on the sale of our client’s products to distributors and retailers and from the direct sale of our beverages to retail outlets. Because of the nature of the relationships and work performed, compensation is substantially greater than commissions normally received by other brokers. As a broker/consultant, our contractual duties include the preparation of sales materials, attending sales presentations, assisting in the streamlining of operations from manufacturing to administration, setting-up stores, packaging design, plan-o-gram design, receiving orders, collecting payment and advising in the overall growth and direction of the manufacturer.

Contractual agreements call for commissions of up to 15% on sales and may extend past contractual dates as long as purchases continue. We are not responsible for selling expenses, slotting, marketing, and sales incentives. All selling expenses are for the account of the manufacturer. Our long-term agreements cover the entire United States except for areas in which the manufacturers made previous commitments.

We have obtained enough authorizations from many of the top supermarket chains that should enable us to meet our early objectives. Since our inception, we have been working towards establishing relationships with retailers and distributors across the nation. Beginning in the Northeastern US, we have been able to place our clients’ ethnic food products at the following supermarket chains: Tops Supermarkets, Stop & Shop, Giant Eagle, Giant Carlisle, Shaw’s, Victory, Roche Bros, Penn-Traffic, Weis and Associated Grocers. Following the Northeast distribution, we expanded our operations and were able to place our clients’ products in California, at Albertson’s and several other distributors on the

West Coast of the US. In the past year we have had some of our product lines in over 30,000 stores across the nation including Walgreens, Rite-Aid, Longs, K-Mart, Longs, Kinray, Cardinal Health, NC Mutual, Roundy’s Bi-Lo, Brook/Eckard and Target, among others. In addition, we expect that distribution will begin across Canada in the first quarter 2007.

Competition exists in the marketplace among manufacturers for shelf space and customer acceptance. For the most part, the manufacturer primarily obtains shelf-space by paying for it (slotting fees). The slotting-fee issue is hotly contested; most small producers are against it because it stifles competition and keeps their products off the shelves. Large producers like it because it helps eliminate competition. Supermarkets and mass merchandisers love it because they now make money on the buying (slotting) of the products as well as the selling of it and educated consumers hate it because they bear the extra costs. Generally speaking, those who can afford to pay slotting fees get more shelf space, except in some instances where minority vendors like Badia & Molsa can escape a portion of these fees.

However, even minority vendors must have the capital resources if they seek to obtain heavy regional or national distribution. This is in spite of the fact that the Federal Trade Commission has been examining decade-old marketing practices in the grocery industry to determine whether they violate antitrust laws (by unfairly stifling competition, limiting consumer access to innovative products and raising prices). Most mass merchandisers like the AHOLD Group, owners of over 1200 supermarkets in the US, have instituted “diversity programs” to even out the playing field and some companies such as Proctor & Gamble and Wal-Mart say they do not pay or accept such fees.

Growth

We intend to fuel growth by introducing established products to new markets and by providing our clients with increased distribution. We believe that many of our clients have retained us because we offer territorial exclusivity. By territorial exclusivity, we mean that the distributor will not have to compete with other distributors in their territory. We believe that a distributor will normally lend more support to a brand in the way of special handling and programs, when they have exclusivity.

We believe that some of the opportunities before us include:

•	expansion of distribution for existing clients;

•

increase our portfolio by adding a number of similar high profile and successful ethnic-related manufacturers and manufacturers that seek to expand nationally by capitalizing upon their strong regional or foreign presence;

•	diversification of our portfolio by adding products, not necessarily ethnic or food related, capable of being sold through our distribution network;

•	create a network of smaller, secondary distributors;

•

transfer of new smaller client’s existing distribution to our larger strategic distribution partners (even for those small distributors that have survived the industry’s trend towards consolidation, limited capital and resources have made their ability to fully service customers an insurmountable task and has virtually eliminated their further expansion); and

•	acquire, through merger or acquisition local distributors, manufacturers, and regional brokers.

We are an extension of our manufacturing customer. We relieve the manufacturer of the enormous task and expense of fielding a nationwide sales and marketing team. Working closely with the retailer and distributor on a daily basis, we monitor every aspect from presentation to delivery. By micro-managing operations, we are able to earn up to several times normal broker commissions and, equally important, obtain long-term agreements. Most of our broker agreements with these manufacturers call for multi-year non-cancelable commitments as opposed to competitors’ short term, short notice cancellation clauses.

We believe we are an attractive alternative to the recent consolidation trend that has given the surviving large distributors the latitude of imposing their core products on the retailer, often times at the expense of competing manufacturers and to the detriment of the retail consumer. Pricing and marketing are all-important but distribution plays a major role in the food retailing industry. Ultimately a product must sell off the shelf, but without the ability to get to the retailer, many new and superior products never get that opportunity.

We believe that we have the unique ability to unite manufacturers of regionally entrenched, newly launched or foreign products with powerful nationwide distribution. In most cases, the products that we have chosen to represent are already successful, having obtained market share and brand recognition. Equally as important, the manufacturers behind these products have strong balance sheets and have committed significant capital towards marketing and promotion.

Growth by Acquisitions

Our business plan calls for accelerating our growth through acquisition. Our acquisition targets include manufacturers, local distributors and regional brokers. We believe that there is a synergistic opportunity between us and these potential acquisition candidates. We are currently in negotiations with various entities to acquire the same, including a manufacturing company where revenues will be added to current brokerage revenues. Another potential acquisition will result in the introduction of other new products into established distribution channels. There can be no assurances that we will be able to successfully acquire any of our target candidates, or if we are so able, that we will be able to operate these new businesses successfully.

Relevant thereto, on January 15, 2005, as amended on January 18, 2006 and again on October 31, 2006, we entered into a non-binding letter of intent to acquire all of the assets of Nino Wholesale, Inc. (“Nino”), a Pembroke Pines, Florida based profitable 30 year-old specialty distributor of Italian specialty foods that has generated revenues in excess of $10 million annually. The terms of this acquisition provide for us to pay an aggregate of $2.5 million in cash, as well as to retain certain members of Nino’s management pursuant to employment agreements. We paid $15,000 to Nino in the form of a deposit that may be refunded and in September 2006 we paid an additional $100,000 to Nino. In the event a definitive Sale and Purchase Agreement is not executed by the parties on or before July 30, 2007 through no fault of ours, then the entire $115,000 shall be returned without delay to us. In the event that we do not execute said Agreement on or before July 30, 2007, then we will forfeit the $115,000 deposit to Nino. If the Agreement is executed on or before July 30, 2007, then the $115,000 will be applied towards the final purchase price.

Nino services over 600 accounts in southeast Florida. Refrigerated trucks deliver orders daily from an inventory of several hundred items, many of which are proprietary items. Nino has increased its annual revenues from $9.1 million in 2003, to $9.6 million in 2004, to $10.2 million in 2005. First and second quarter results for 2006 show a significant increase in bottom line profit and margins, compared to previous years.

In the event we are able to close this acquisition, of which there can be no assurance, our first order of business will be to relocate to larger facilities. Tripling warehouse and refrigeration capabilities will immediately provide the base for: (i) significant growth within our current customer base by selling new products to old customers, (ii) implementation of a “cash & carry” operation, (iii) doubling customer base within first 18 months, (iv) creation of satellite warehouses throughout the state to facilitate geographic expansion, and (v) synergistic opportunities (the company’s own private labeled Italian food items will be sold to clients of the brokerage division and conversely several items represented by the brokerage division will be sold through the specialty food division).

As of the date of this Prospectus, we have had significant discussions with various investment bankers who have indicated that they would be willing to raise additional equity capital for us in order to allow us to engage in this acquisition. However, as of the date of this Prospectus there is no definitive agreement whereby any investment banking firm has committed to raise the funds necessary to allow us to consummate this acquisition and there can be no assurances that such an agreement will be executed in the future. We do not currently have the financial ability to undertake this acquisition without this capital infusion. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION – Liquidity and Capital Resources” and “RISK FACTORS.”

PATENTS AND TRADEMARKS

We have no registered patents, patents pending, or trademarks.

INDUSTRY ANALYSIS

The size of the retail supermarket industry is enormous. The top 75 supermarket chains alone operate nearly 30,000 locations with annual revenues of approximately $500 billion4. Added to that are the tens of thousands of independent locations, C Stores, drug chains and independent pharmacies bringing the number of potential retail locations to in excess of one hundred thousand (100,000).

Several of our products are ethnic related and as such the growth of the Hispanic population is significant to our continued growth. Hispanics are now the largest ethnic population in the United States surpassing that of the African American and now totals nearly 50 million or 14%. According to the United States Census, high birth and immigration rates has caused the Hispanic population to more than double since 1990, and projections that from the years 1990 through 2009 it will increase by 121% compared to 14.1% to non-Hispanics. More than one person in seven is of Hispanic origin. One-third of the Hispanic, American Indian and Alaska Native and black populations in the United States is younger than 18, while non-Hispanic whites make up more than 85 percent of people aged 85 and older.

The buying power of the Hispanic consumer now comprises more than 14% of the country’s population, with disposable income of $699.78 billion and is projected to reach as much as $1 trillion by 2010, according to new estimates by HispanTelligence®, Hispanic refers to a person of Mexican, Puerto Rican, Cuban, Central or South American, or other Spanish culture origin, and is considered an ethnic category,

_________________________

4 Selig Center for Economic Growth, Terry College of Business, The University of GA, August 2002

rather than a racial group. Persons of Hispanic origin therefore may be of any race, and their culture varies with country of origin; the Spanish language often is the uniting factor.

From 1990-2001, U.S. Hispanic buying power grew at a compound annual rate of 7.3 percent. The 2004 value exceeded the 1990 value by 350% – a percentage gain that is substantially greater than either the 67.9 percent increase in non-Hispanic buying power or the 70.4 percent increase in the buying power of all consumers.

Source: Selig for Economic Growth, Terry College of Business, University of Georgia, August 2004

Even though the annual income of the Hispanic household is substantially less than that of the non-Hispanic household, Hispanics spend more dollars annually on groceries than Non- Hispanics.

Source: Hispanic Consumer*Facts. Total U.S.

The largest Hispanic consumer markets are California, Texas, Florida, New York New Jersey, Illinois, and Virginia. Fast growing Hispanic markets are Arkansas, Arizona, Nevada, North Carolina, South Carolina, Georgia, Nebraska, Tennessee, Virginia, Utah and Delaware, and from 1990-2000 the States showed at least a 100% growth in its Hispanic population.

The Hispanic consumer market is profitable and is attracting more and more attention from businesses large and small. For example, the explosion of Hispanic media, including magazines, radio stations, television, or on the Internet reflects the increasing number of advertising dollars targeted towards ethnics. It is just a matter of time before the ethnic markets are just as saturated with advertising messages and product as is the mass market. A majority of the people that we now refer to as “mainstream” (Italian, Irish, Polish) would have been once considered as “ethnic.” In the not so distant future people we refer to today as “ethnic” will be considered as “mainstream” as well.

The closer a distributor can come to getting an established product line or a line with the ability to establish itself (which means a quality product, vibrant packaging and the financial resources to provide for slotting, promotion and marketing) the faster that product line will get to market.

Brokers are generally region or retailer specific. Manufacturers looking for national coverage have to hire and manage, in some cases, a dozen brokers and the retailer just doesn’t have the time to see them all. The process of getting to market was a slow, inadequate and frustrating one in need of revamping. By partnering with reps and brokers closely aligned and entrenched into the retailer’s operations we eliminate cold call process and are able to provide our clients with “speed to market,” reduced costs and greater profits. While no assurances can be provided, we believe that we have chosen the correct path for continued long-term success.

COMPETITION

In assembling our national sales and marketing network, we have formed alliances with several of the most prominent brokers, including Anderson Chamberlin, National Market Share, The Moscoe Group, Co-Sales Marketing and Atlantic Sales and Performance that would normally be our competitors.

Acosta, Inc., an 80 year old national company that does approximately $30 billion in annual sales, and Advantage Sales and Marketing, LLC, a national company that does approximately $20 billion in annual sales, are two of the largest brokers that compete with us for accounts and shelf space across the country. Each of these companies have greater experience and financial resources then we currently have.

Until 2004, we directed our marketing efforts towards the Hispanic sector and have encountered little in the way of competition, building a reputation among Hispanic companies as the broker of choice for launching new lines or expanding distribution in the United States.

We believe that one of our greatest strengths is our ability to differentiate ourselves from the competition. Unlike the giant brokers that service tens of thousands of SKU’s, we work with a select few clients, receive exclusive long-term contracts and provide exclusive personal service.

GOVERNMENT REGULATIONS

Our industry is not subject to any specific regulations. Management believes that our operations are conducted in compliance with all of the applicable regulations that impact our operations.

EMPLOYEES

As of the date hereof, we have six full time employees assigned as follows: four management/administrative, who also participate in sales and one salesperson and one person in accounting/information systems. We utilize independent sales representatives for a substantial portion of our sales activity and order fulfillment and distribution is the responsibility of our clients. Our operations are non-union. There has been no history of labor strikes or unrest. Management believes that our relations with our employees is and has been satisfactory. In addition, management believes that the available labor force in the geographic areas where our facilities are located are sufficient to support our anticipated expansion over the next 12 months.

PROPERTY

Our principal executive offices are located at 1933 W. Copans Road, Pompano Beach, FL 33064, telephone: (954) 978-8401. This space consists of approximately 4,600 square feet of executive offices, which are leased through December 31, 2007 at a monthly rent of $3,900. Pursuant to the terms of this lease, the term of this lease will be extended for an additional year unless we advise the landlord of our intention to terminate on a 60 day written notice, which we do not intend to do. We believe that this location will meet our requirements for the foreseeable future, unless we consummate the acquisition discussed above, in which case we will require additional space in the future. We believe that there is sufficient additional space available in our immediate area if so needed. We also believe our lease is on terms competitive with similar locations in the respective area.

LEGAL PROCEEDINGS

We are not a party to, nor are we aware of any pending legal proceeding. Management believes there is no litigation threatened in which we face potential loss or exposure or which will materially affect shareholders’ equity or our business or financial condition upon completion of this Offering.

MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY PERSONNEL

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position
Melvin Leiner	66	Chief Executive Officer, President & Director
Darren Marks	39	Chief Financial Officer, Director
Ralph Sabella	46	Chief Operating Officer
Dr. James Sink	56	Director

Our Articles of Incorporation and Bylaws provide that the number of members of our Board of Directors shall be not less than one (1) and not more than nine (9) members. Our current number of directors is three (3). Directors are elected by the shareholders at the annual meeting and serve until their successors are duly elected and qualified. Directors are elected for a term of one (1) year. All our officers serve at the discretion of our Board of Directors.

The following is a biographical summary of the business experience of our directors and executive officers:

Resumes:

Melvin Leiner, Chief Executive Officer/Director. Mr. Leiner assumed his positions with us in April 2005. Prior, from January 2002 through March 2005, Mr. Leiner served as the Chief Operating Officer or a Manager (as applicable) of our predecessor companies, Royal Food & Beverage, Inc. (2002) and Royal Brokerage Group, LLC (2002 through 2005) and was responsible for the day-to-day operations and the creation and negotiations of contracts and agreements. From 1990 through 1997, Mr. Leiner was Founder and CEO of Sims Communications, Inc., a publicly held company based in Florida that was engaged in the business of telecommunications. From January 1998 through December 2001, Mr. Leiner was engaged as a consultant for two publicly traded companies. Mr. Leiner has over 35 years of entrepreneurial and management experience in developing, initiating, and operating companies in a broad range of industries including the beverage industry. He has served in an executive capacity and consultant for numerous privately held and public companies in the beverage and telecommunication industries. He devotes substantially all of his time to the business of the Company.

Darren M. Marks, Chief Financial Officer/Director. Mr. Marks assumed his positions with us in January 2005. Prior, beginning in January 2002 through January 2005, he was the CFO and a director or Manager (as applicable) of our predecessor companies, Royal Food & Beverage, Inc. (2002) and Royal Brokerage Group, LLC (2002 through 2005). From 1998 through 2001, Mr. Marks served as a consultant and advisor for two publicly traded companies. Mr. Marks has been instrumental in raising the capital to fund our startup and initial operations. Mr. Marks has a strong background in first and second phase financing and, in his former capacity as consultant and employee for East Coast Beverage Corp., Mr. Marks was responsible for raising $11 million to fund its operations. From 1991 to 1997, Mr. Marks served as founder and Vice President of Sims Communications, Inc., a publicly-traded NASDAQ telecommunications company, and was responsible for the creation, design and funding of a national telecommunications programs for clients such as Alamo Rent-a-Car and the American Automobile Association. Mr. Marks devotes substantially all of his time to the business of the Company.

Ralph Sabella, Chief Operating Officer. Mr. Sabella brings over 20 years of managerial experience in the retail and wholesale industry. Most recently, he headed up operations for East Coast Beverage Corp. Mr. Sabella founded Coastal Beverage Corporation, a Florida-based beverage distributor, in early 2001. Prior to his establishment of Coastal Beverage, Mr. Sabella held managerial positions at New Jersey-based Bed Bath & Beyond, Rhode Island-based CVS Drug Stores Corp., and New York-based Showtime Video. Mr. Sabella devotes substantially all of his time to the business of the Company.

Dr. James Sink, Director. After more than 20 years as a successful cardiac surgeon, Dr. Sink obtained a MBA from St. Josephs University, Philadelphia, PA in 2000. Dr. Sink has been involved with several companies in both the public and private sectors in various capacities and as a Board member. Dr. Sink attended the University of North Carolina from 1968-1971 and was accepted to Medical School after three years undergraduate study, prior to receiving his degree. Dr. Sink graduated from Wake Forest University Medical School in 1974. From 1979 through 1985, Dr. Sink served as Chief Resident and Teaching Scholar in Cardiac Surgery at Duke University Medical Center. From 1985 through 1998, Dr. Sink held several prestigious hospital and administrative appointments and received many honors too numerous to mention. Dr. Sink received an MBA from St. Joseph University, Philadelphia in 2000. Dr.

Sink devotes only such time as necessary to the business of the Company, which is not expected to exceed 20 hours per month.

Key Employees

Michael Czaja was appointed as our Executive Vice President of Sales & Marketing in March 2005. Prior, from January 1991 through February 2005, he was Vice President of Sales for Sentinel Consumer Products, Cleveland, Ohio, a 100-year old private firm engaged in the manufacturer and distribution of products for the health/beauty care industry to the retail and mass merchandising market. As Vice President of Sales for Sentinel Consumer Products, Mr. Czaja was responsible for all sales and marketing activities nationwide including hiring and training of all employees involved in direct sales, managed the Sentinel’s broker and manufacturer sales representative network, and developed sales promotions. He received a Bachelor of Science degree in business and marketing from Niagra University in 1983. He devotes substantially all of his business time to our operations.

Ismael A. Llera became our Vice President – Administration in January 2002. Prior, from 1992 through 1997, Mr. Llera was employed by FPI, Inc., a financial consulting company, where he served as director of operations. In addition, Mr. Llera also served as a financial consultant with Merrill Lynch and has over twenty years of banking experience, holding such positions as operations and real estate manager for Nations Bank. Mr. Llera graduated from Barry University in 1985. He devotes substantially all of his business time to our operations.

Gary Slutsky became our Director of New Business Development in December 2005. From December 2004 through November 2005, Mr. Slutsky worked in a consulting capacity with us, introducing several new clients. From February 2004 until December 2004, Mr. Slutsky served as a managing director of S.W. Bach and Company, a New York brokerage firm. From February 2002 to February 2004 he was self-employed as a consultant and principal of REM Ventures, LLC, Boca Raton, FL, a consultant to several public and private companies. In addition, from February 2002 through September 2003, he was a licensed securities broker with ETG Trading, Inc., Great Neck, NY. From September 2003 through July 2004, he was a licensed securities broker with STG Trading Group, Boca Raton, FL. Mr. Slutsky graduated from the State University of New York at Binghampton in 1982. He devotes substantially all of his business time to our operations.

BOARD COMMITTEES

We do not currently have any committees of the Board of Directors.

FAMILY RELATIONSHIPS

Mel Leiner and Ismael Llera are brother-in-laws. There are no other family relationships between any of our directors or executive officers.

EXECUTIVE COMPENSATION

REMUNERATION

The following table reflects all forms of compensation for services to us for our fiscal years ended December 31, 2005, 2004 and 2003, of our Chief Executive Officer. No other member of our management receives aggregate compensation of $100,000 or more.

SUMMARY COMPENSATION TABLE

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compen-sation ($)
Melvin Leiner, CEO, President & Director	2005 2004 2003	$64,000 $64,000 -	$ -0- $ -0- $ -0-	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0	- - -	$ 0 $ 0 $ 0	$ 0 $ 0 $ 0

We maintain a policy whereby our directors may be compensated for out of pocket expenses incurred by each of them in the performance of their relevant duties.

COMPENSATION OF DIRECTORS

Our directors do not currently and have never received any compensation for serving as directors. However, we expect to adopt a plan of reasonable compensation for our directors. We intend to reimburse all of our non-employee directors for all direct expenses incurred by them in attending a board of director meeting and any committee meeting on which they serve.

EMPLOYMENT AGREEMENTS

We currently do not have any employment agreements with any of our executive officers.

STOCK PLAN

We have not adopted any stock plan as of the date of this Prospectus but expect to do so in the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PARTY TRANSACTIONS

From time to time, Messrs. Leiner and Marks, officers and directors of our Company, have provided us with interest free loans. As of September 30, 2006, there were no outstanding loans owed to either Mr. Leiner or Mr. Marks. When made, these loans are due on demand, are not interest bearing and are not secured.

In 1999, Messrs. Leiner and Marks were consultants to a company named North American Food & Beverage, Inc. (“NAFB”). We were co-backers of the plan to get NAFB out of bankruptcy and we received 2 million common shares in NAFB for these services. Since 2000, we have made loans to NAFB totaling $17,069, which loans are payable upon demand. These loans accrue interest at the rate of 10% per annum.

Messrs. Leiner and Marks each own a minority interest in Spotime Media, Inc. (“SMI”), an electronic media/advertising company based in New York. We made loans to SMI in the amount of $21,000 in 2003 and 2004. They are still in the development stage. These notes accrue interest at the rate of 10% per annum and are due upon demand.

Messrs. Leiner and Marks are the founders and principals of Grass Roots Beverage, Inc. (“GRB”), a company with whom we have entered into a distribution agreement. The terms of this distribution relationship are consistent with the terms of other distribution agreements that we have entered into in the past. When approving this relationship, Messrs. Leiner and Marks abstained from voting. In addition, beginning in June 2006, we made loans to GRB in the aggregate amount of $11,400, which loans were repaid in January 2007. These loans accrued interest at the rate of 10% per annum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The table below lists the beneficial ownership of our voting securities as of the date of this Prospectus by each person known by us to be the beneficial owner of more than 5% of such securities, as well as by all our directors and officers. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common	Alex Garabedian 1933 W. Copans Road Pompano Beach, FL 33064	1,535,065	8.2%
Common	Melvin Leiner (1) 1933 W. Copans Road Pompano Beach, FL 33064	1,504,629 (2)	8.1%
Common	Darren Marks (1) 1933 W. Copans Road Pompano Beach, FL 33064	1,504,629 (3)	8.1%
Common	Richard Alberque 3003 St. Germain Dr. McKinney, TX 75070	1,130,780	6.1%
Common	Ralph Sabella (1) 1933 W. Copans Road Pompano Beach, FL 33064	970,269	5.2%
Common	Dr. James Sink (1) 1933 W. Copans Road Pompano Beach, FL 33064	357,609	1.9%
Common	All Officers and Directors as a Group (4 persons)	4,337,136	23.3%

_________________________________

(1)	Officer and/or director of our Company.
(2)	These shares are held under the name of 4 Life, LLC, a limited liability company owned by Mr. Leiner and his wife.
(3)	These shares are held under the name of Family Tyes, LLC, a limited liability company owned by Mr. Marks and his wife.

DESCRIPTION OF SECURITIES

The stock being registered under this Form SB-2 is Common Stock of Royal Strategies and Solutions, Inc., having a par value of $0.001 per share. The total number of shares of Common Stock that we have authority to issue is two hundred twenty-five million (225,000,000) shares, par value of $0.001 per share. All of the Common Stock authorized under our Articles of Incorporation has equal voting rights and powers without restrictions in preference. The holder of any of our Common Stock shall possess voting power for the election of directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of the Articles of Incorporation in the exercise of their voting power. The holders of our Common Stock shall have neither pre-emption nor dividend rights pursuant to our Articles of Incorporation, as amended.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

The Nevada Revised Statutes, subject to certain limited exceptions, eliminate the personal liability of a director to our Company or our shareholders for monetary damage for any breach of duty as a director. There is no elimination of liability for (i) any breach of a duty of loyalty, (ii) an act or omission which includes intentional misconduct or knowing violation of law, or (iii) any transaction from which a director derives an improper personal benefit. In addition, if at any time the Nevada law is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Nevada statute require such action.

Insofar as indemnification for liability arising under the Securities Act may be permitted to officers and directors of our Company pursuant to the foregoing provisions, we have been told that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of Common Stock by the Selling Stockholders. We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders. We will receive proceeds from the exercise of the Warrants. Assuming all the shares registered below are sold by the Selling Stockholders, none of the Selling Stockholders will own one percent or more of our Common Stock, except as indicated below. None of the Selling Shareholders are officers, directors or principal shareholders of our Company, or have held any material relationship with us for the three-year period prior to the date of this Prospectus. Unless otherwise indicated, to the best of our knowledge none of the Selling Shareholders own any additional shares of our Common Stock.

This Prospectus, as it may be amended or supplemented from time to time, is deemed to relate to the 3,869,000 shares of Common Stock, including 2,717,000 shares that, in the aggregate, underlie our outstanding Warrants that may be sold by the holders thereof upon exercise of their Warrants. Each investor has executed and delivered to us a confirmation that they are each an “accredited investor,” as that term is defined under the Securities Act of 1934, as amended. The Selling Stockholders and the number of shares of our Common Stock they currently own, as well as their Warrants are as follows:

Name	No. of Common Shares	No. of Warrants	Total
Edwin Krane	0	50,000	50,000
Robert Blout	0	10,000	10,000
William Trybus	0	20,000	20,000
Aiden Stefan Trybus	0	20,000	20,000
John L. Ryba	0	20,000	20,000
Ralph Vossler	0	100,000	100,000
Joel B. Adler	0	30,000	30,000
Barry Kowitt	0	15,000	15,000
Dave Manders	0	30,000	30,000
Kevin Unger	0	15,000	15,000
Gary Slutsky	0	200,000	200,000
Randy L. Kitzhaber	0	15,000	15,000
Stanley L. Cohen	0	300,000	300,000
Roger Allen(1)	52,000	72,000	124,000
Alvin Ezrin(2)	10,000	20,000	30,000
Denise Ezrin(2)	20,000	30,000	50,000
Michael McLean(2)	20,000	30,000	50,000
Robert Montaquila(2)	10,000	30,000	40,000
Joshua Munroe	20,000	20,000	40,000
Fred Rosen	10,000	10,000	20,000
Thomas Rutherford(3)	250,000	400,000	650,000
August Saccoccio(4)	20,000	120,000	140,000
Alice C. Tate Roth IRA	100,000	100,000	200,000

Steven & Natalia Kidd	30,000	30,000	60,000
Richard Alberque(5)	20,000	70,000	90,000
Amy Ezrin(2)	5,000	15,000	20,000
Sara Ezrin(2)	5,000	15,000	20,000
Mark J. Marshesi	10,000	10,000	20,000
Warren Marcus(6)	300,000	600,000	900,000
Paul Spitzberg	250,000	250,000	500,000
Alice C. Tate(5)	20,000	70,000	90,000
Total	1,152,000	2,717,000	3,869,000

(1)	Includes 20,000 Warrants issued in our 2005 private offering.
(2)	Includes 10,000 Warrants issued in our 2005 private offering.
(3)	Includes 150,000 Warrants issued in our 2005 private offering.
(4)	Includes 100,000 Warrants issued in our 2005 private offering.
(5)	Includes 50,000 Warrants issued in our 2005 private offering.
(6)	Includes 300,000 Warrants issued in our 2005 private offering.

The Warrants are exercisable at an exercise price of $.75 through October 31, 2011, unless extended by our Board of Directors, in their sole discretion.

PLAN OF DISTRIBUTION

Each Selling Stockholder of our Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the Selling Shareholders is a registered broker dealer or an NASD member firm.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

In order to comply with the securities laws of some states, the Selling Stockholders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Stockholders must sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the selling shareholder complies with the exemption.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

NASD Notice to Members 88-101 states that in the event a Selling Stockholder intends to sell any of the shares registered for resale in this Prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered Securities or to facilitate the transfer of such certificates;
•	the complete details of how the Selling Stockholders shares are and will be held, including location of the particular accounts;
•

whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the Selling Stockholders, including details regarding any such transactions; and

•

in the event any of the Securities offered by the Selling Stockholders are sold, transferred, assigned or hypothecated by Selling Stockholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of NASD for review.

No persons associated with us or the Selling Stockholders may participate in the distribution of the shares to be offered by Selling Stockholders unless they meet the safe harbor provisions of the SEC Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 with respect to exemption from registration as a broker/dealer.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock by the Selling Stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

Any Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares of Common Stock or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

At the time a Selling Stockholder makes a particular offer of shares we will, if required under applicable rules and regulations, distribute a Prospectus supplement that will set forth:

•	the number of shares that the Selling Stockholder is offering;
•	the terms of the offering, including the name of any underwriter, dealer or agent;
•	the purchase price paid by any underwriter;
•	any discount, commission and other underwriter compensation;
•	discount, commission or concession allowed or reallowed or paid to any dealer; and
•	the proposed selling price to the public.

We will not receive any proceeds from sales of any shares by the Selling Stockholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have not changed accountants since our inception.

LEGAL MATTERS

Andrew I. Telsey, P.C., Englewood, Colorado, will issue an opinion with respect to the validity of the shares of Common Stock being offered hereby. Andrew I. Telsey, sole shareholder of Andrew I. Telsey, P.C., owns 150,000 shares of our Common Stock.

EXPERTS

The financial statements as of December 31, 2005 and 2004, and for the years ended December 31, 2005 and 2004, are incorporated in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Baum & Company, Certified Public Accountants, and are included herein in reliance upon the authority of this firms as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of Common Stock being offered by this Prospectus, and reference is made to such registration statement. This Prospectus constitutes the prospectus of Royal Strategies and Solutions, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

As a result of filing of this registration statement, we will become subject to the informational and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with this Act, we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information will be available for inspection at the public reference facilities of the SEC at Judiciary Plaza, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

Royal Strategies and Solutions, Inc.

3,869,000 Shares

__________________________

PROSPECTUS

__________________________

[________________________], 200__

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under the Nevada Revised Statutes our directors and officers will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director or officer of his “duty of care.” This provision does not apply to the directors’: (i) acts or omissions that involve intentional misconduct, fraud or a knowing and culpable violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation is to eliminate the rights of our Company and our shareholders (through shareholder’s derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above. This provision does not limit nor eliminate the rights of our Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. Section 78.7502 of the Nevada Revised Statutes grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of securities being registered, all of which are being paid exclusively by the Company, are as follows:

Securities and Exchange Commission registration fee	$ 279.67
Printing and mailing costs and fees	$ 1,000.00	*
Legal fees and costs	$25,000.00	*
Accounting fees and costs	$10,000.00	*
Transfer Agent fees	$ 1,000.00	*
Miscellaneous expenses	$ 2,000.00	*

TOTAL	$42,046.67	*

_____________________

* Estimated

Item 26. Recent Sales of Unregistered Securities

During the period from December 13, 2006 to February 5, 2007, we engaged in a self-underwritten private offering of Units. We sold an aggregate of $220,000 from the sale of the Units ($.50 per Unit) to a total of 7 "accredited investors," as that term is defined under the Securities Act of 1933, as amended. Each Unit consisted of a 10% Convertible Debenture, convertible into shares of our Common Stock at a conversion price of $.50 per share until December 31, 2007, and one Common Stock Purchase Warrant to purchase shares of our Common Stock at $.75 per share for a period of five (5) years expiring December 31, 2011. As of the date of this registration statement, none of these Convertible Debentures have been converted, or any of the warrants exercised. We relied upon the exemption from registration provided by Regulation D of the Securities Act of 1933, as amended (the “33 Act”), to issue these securities.

In October 2006, we issued 100,000 shares of our Common Stock in favor of Andrew I. Telsey in exchange for services. We relied upon the exemption from registration provided by Section 4/2 of the 33 Act to issue these securities.

In October 2006 we issued 200,000 shares of our Common Stock in favor of Gary Slutsky, an employee, in exchange for services. We relied upon the exemption from registration provided by Section 4/2 of the 33 Act to issue these securities.

During the period from June 22, 2006 to October 31, 2006, we successfully undertook a self-underwritten private offering of Units. We received an aggregate of $586,000 from the sale of the Units ($.50 per Unit) to a total of 19 "accredited investors," as that term is defined under the 33 Act. Each Unit consisted of one share of our Common Stock and one Common Stock Purchase Warrant to purchase shares of our Common Stock at $.75 per share for a period of five (5) years expiring June 30, 2011, unless extended in the sole discretion of our Board of Directors. As of the date of this registration statement, none of these warrants have been exercised. We relied upon the exemption from registration provided by Regulation D of the 33 Act to issue these securities.

In March 2006, we engaged in a self-underwritten private offering of Units, each Unit consisting of a 12% Convertible Debenture and Common Stock Purchase Warrants equal to 50% of the total subscription price, exercisable to purchase one share of our Common Stock at an exercise price of $.75 through June 30, 2011, unless extended by us, in our sole discretion. These Debentures were originally due March 1, 2007, but with the consent of the holders, they are now due December 31, 2007. We raised an aggregate of $311,250 in this offering from 8 “accredited investors,” as that term is defined under the 33 Act. As of the date of this registration statement, 5 holders of these Convertible Debentures elected to convert an aggregate of $61,250 of these Convertible Debentures and we issued 126,904 shares of our Common Stock (including accrued interest) upon such conversion ($.50 per share). We relied upon the exemption from registration provided by Regulation D of the 33 Act to issue these securities.

In September 2005, the holder of an option to purchase shares of our Common Stock elected to exercise her option. We issued 168,804 shares of our Common Stock in exchange for cash and services valued at $20,000 (approximately $.12 per share). We relied upon the exemption from registration provided by Section 4/2 of the 33 Act to issue these securities.

From Aril 8, 2005 through October 7, 2005, we undertook a self-underwritten private offering of Units, each Unit consisting of one share of Common Stock and one Common Stock Purchase Warrant exercisable to purchase one share of Common Stock at an exercise price of $.50 per share, which warrants expire December 31, 2009, unless extended in the sole discretion of our Board of Directors. Units were sold at a price of $.50. We raised an aggregate of $782,400 from 27 “accredited investors,” as that term is defined under the 33 Act. We relied upon the exemption from registration provided by Regulation D of the 33 Act to issue these securities.

In January and February 2005, we issued an aggregate of $190,000 in convertible notes to 10 “accredited investors,” as that term is defined under the 33 Act. These notes were convertible into shares of our Common Stock at a conversion price of $.50 per share. We relied upon the exemption from registration provided by Regulation D of the 33 Act to issue these securities. During 2005, six holders of these notes in the aggregate principal amount of $95,000 elected to convert and we issued 188,892 shares of our Common Stock as a result of these conversions. During 2006, three holders of the principal amount of $70,000 of these notes elected to convert and we issued 169,552 shares of our Common Stock as a result of these conversions.

Effective January 11, 2005, we entered into an Agreement and Plan of Reorganization (the "Merger"), with Royal Brokerage Group, LLC ("Royal"), whereby Royal did agree to merge with us. We were the surviving entity in the Merger. We issued an aggregate of 10,779,141 "restricted" shares of our Common Stock to the Royal members, representing approximately 90% of our issued and outstanding Common Stock following the Merger. In addition, as part of the terms of this Merger, we issued warrants to purchase up to 1,920,009 shares of our Common Stock to warrant holders of Royal and reserved 767,883 shares of our Common Stock for issuance pursuant to Convertible Debentures previously issued by Royal and assumed by us at the time of the Merger. As of the date of this Prospectus, 200,000 warrants have been exercised and we issued a similar number of shares of our Common Stock upon such exercise. As of the date of this registration statement, 11 holders of these Convertible Debentures elected to convert an aggregate of $120,000 of these Convertible Debentures and we issued 276,427 shares of our Common Stock (including accrued interest) upon such conversion ($.50 per share). We relied upon the exemption from registration provided by Regulation D of the 33 Act to issue these securities.

In December 2004, our predecessor company, Royal Brokerage Group LLC, issued 258,000 member interests in favor of 8 persons in exchange for aggregate consideration of $129,000 ($.50 per member interest). These member interests were subsequently converted into shares of our Common Stock as part of the Merger described above. Royal relied upon the exemption from registration provided by Regulation D of the 33 Act to issue these securities.

Also in December 2004, our predecessor company, Royal Brokerage Group, LLC, issued 400,000 member interests to one person in consideration for $4,000 in cash. These member interests were subsequently converted into shares of our Common Stock as part of the Merger described above. We relied upon the exemption from registration provided by Section 4/2 of the 33 Act to issue these securities.

From August 23, 2004 through November 26, 2004, our predecessor company, Royal Brokerage Group, LLC, issued an aggregate of $82,000 in 10% Convertible Debentures to 12 “accredited investors,” as that term is defined under the 33 Act, convertible into member interests at a conversion price of $.25 per interest. We relied upon the exemption from registration provided by Regulation D of the 33 Act to issue these securities. As of the date of this registration statement, all but 3 of these investors have converted their Debentures and we issued 155,296 shares of our Common Stock (adjusted from member interests as a result of the Merger described above).

We did not use any underwriter or placement agent in the issuance of our securities and no commissions were paid. We do not believe that these offerings constituted a general solicitation, as we had a pre-existing business relationship with each investor. No advertising was utilized in connection with these offerings.

We did not issue any other of our securities during the previous three-year period.

Item 27. Exhibits.

Exhibit No.	Description

3.1	Articles of Incorporation

3.2	Bylaws

3.3	Certificate of Amendment to Articles of Incorporation Filed August 19, 2004

3.4	Certificate of Amendment to Articles of Incorporation Filed October 27, 2004

3.5	Certificate of Amendment to Articles of Incorporation filed November 2, 2004

3.6	Articles of Merger between Royal Brokerage Group, LLC and Royal Strategies and Solutions, Inc., f/k/a Royal Food & Beverage, Inc., filed May 4, 2006

3.7	Certificate of Amendment to Articles of Incorporation filed May 8, 2006

3.8	Certificate of Amendment to Articles of Incorporated filed June 28, 2006

5.1	Opinion of Andrew I. Telsey, P.C.

10.1	Office Lease – Principal place of business

10.2	Amendment to Office Lease

10.3	Form of Broker Agreement

10.4	Merger Agreement between Royal Brokerage Group LLC and Royal Strategies and Solutions, Inc., f/k/a Royal Food & Beverage, Inc.

23.1	Consent of Andrew I. Telsey, P.C.

23.2	Consent of Baum & Co., CPA

________________

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)           to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes as such information in the Registration Statement.

2.           That for the purpose of determining any liability under the Securities Act, such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

4.           To file during any period in which we offer or sell securities, a post effective amendment to this registration statement, to reflect in the prospectus any facts or events which, or individually or together, represent a fundamental change in the information in the registration statement.

5.           In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer or expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Royal Strategies and Solutions, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach, Florida on February 16, 2007

ROYAL STRATEGIES AND SOLUTIONS, INC.
By: s/ Mel Leiner Melvin Leiner, Chief Executive Officer and President
By:s/ Darren Marks Darren Marks, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Melvin Leiner his attorney-in-fact and agent, with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
s/ Melvin Leiner Melvin Leiner	Chief Executive Officer, President and Director	February 16, 2007
s/ Darren Marks Darren Marks	Chief Financial Officer & Director	February 16, 2007
s/ Dr. James Sink Dr. James Sink	Director	February 16, 2007


                              Baum & Company, P.A.
                          1515 University Dr. Suite 226
                             Coral Springs FL 33071

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Royal Strategies and Solutions Inc.
(Formerly Royal Food & Beverage Inc.)
Pompano Beach Florida

We have audited the accompanying balance sheets of Royal Strategies and
Solutions Inc. as of December 31, 2005 and 2004 and the related statements of operations, stockholders' deficiency and cash flows for the years then ended.
These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Royal Strategies and Solutions
Inc. as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has experienced a loss since inception. The
Company's financial position and operating results raise substantial doubts about its ability to continue a going concern. Management's plans concerning these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

s/Baum & Company, P.A.

Coral Springs, Florida
February 1, 2007

                                       F-1



                      Royal Strategies and Solutions Inc.
                      (Formerly Royal Food & Beverage Inc.)
                           Consolidated Balance Sheet
                           December 31, 2005 and 2004

                                                                  December 31,  December 31,
                                                                      2005
2004
                                                                  ------------  ------------

                                           ASSETS

CURRENT ASSETS
         Cash                                                     $    129,013  $     96,567
         Accounts receivable                                             4,910        22,823
         Inventory                                                       1,052            --
         Loan Receivable                                                10,750         5,000
         Loans Receivable-related
parties                               60,493            --
                                                                  ------------  ------------

               Total current assets                                    206,218       124,390

PROPERTY AND EQUIPMENT - net                                             3,870         6,697
                                                                  ------------  ------------
OTHER NON-CURRENT ASSETS
         Other assets - net                                              7,060        13,946
                                                                  ------------  ------------
               Total non-current assets                                  7,060        13,946

Total assets                                                      $    217,148  $    145,033
                                                                  ============  ============

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES
         Notes Payable-current portion                            $    467,252  $         --
         Accounts payable and accruals                                 154,065
164,777
                                                                  ------------  ------------

               Total current liabilities                               621,317       164,777

LONG TERM LIABILITIES
         Notes Payable-net of current portion                               --       387,000
         Loans Payable - related parties                                    --
 70,677
                                                                  ------------  ------------
               Total long term liabilities                                  --       457,677
                                                                  ------------  ------------
Total liabilities                                                      621,317       622,454
                                                                  ------------  ------------
STOCKHOLDERS' EQUITY (DEFICIENCY)
         Common stock, $0.001 par value, 50,000,000
           authorized, 16,890,236 and 11,848,382                        16,890        11,848
           shares issued and outstanding
           December 31, 2005 and 2004 respectively
         Paid in capital in excess of par                            2,523,202     1,596,714
         Accumulated
(Deficit)                                      (2,944,261)   (2,085,983)
                                                                  ------------  ------------
               Total stockholders' equity (deficiency)                (404,169)     (477,421)
                                                                  ------------  ------------

 Total liabilities and stockholders' equity (deficiency)          $    217,148  $    145,033
                                                                  ============  ============


    The accompanying notes are an integral part of the financial statements.

                                       F-2



                       Royal Strategies and Solutions Inc.
                      (Formerly Royal Food & Beverage Inc.)
                      Consolidated Statement of Operations
                 For the Years Ended December 31, 2005 and 2004

                                                         December 31,    December 31,
                                                             2005
2004
                                                        -------------    ------------

REVENUES                                                $      62,642    $     81,268

COST OF GOODS SOLD                                             14,923          14,169
                                                        -------------    ------------

              Gross profit                                     47,719          67,099

OPERATING EXPENSES                                            827,334         590,568
                                                        -------------    ------------

Net income (loss) before other income (expenses) and
provision for income taxes                                   (779,615)       (523,469)

OTHER INCOME (EXPENSE)
        Interest (expense)                                    (78,661)       (104,590)
                                                        -------------    ------------

              Total other income (expense)                    (78,661)       (104,590)
                                                        -------------    ------------
Net income (loss)                                       $    (858,276)   $   (628,059)
                                                        =============    ============
Net income (loss) per weighted average share, basic     $       (0.07)   $      (0.06)
                                                        =============    ============
Weighted average number of shares                          12,555,254
9,768,423
                                                        =============    ============



    The accompanying notes are an integral part of the financial statements.

                                       F-3



                       Royal Strategies and Solutions Inc.
                      (Formerly Royal Food & Beverage Inc.)
                      Consolidated Statement of Cash Flows
                     Years Ended December 31, 2005 and 2004

                                                                                December 31,  December
31,
                                                                                    2005
2004
                                                                                -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
         Net income (loss)                                                      $  (858,276)  $  (628,059)
         Adjustments to reconcile net income (loss) to net cash provided (used)
         by operations:
               Depreciation and amortization                                          9,713         9,713
         Changes in operating assets and liabilities:
               (Increase) decrease in accounts receivable
 17,913       (22,823)
               (Increase) decrease in inventory                                      (1,052)           --
               (Increase) decrease in other current assets                           (5,750)           --
               Increase (decrease) in accounts payable and other
accruals           (10,714)      164,173
                                                                                -----------   -----------
Net cash provided (used) by operating activities                                   (848,166)     (476,996)

CASH FLOW FROM INVESTING ACTIVITIES:
                                                                                         --
--
                                                                                -----------   -----------

Net cash provided (used) by investing activities                                         --            --
CASH FLOW FROM FINANCING ACTIVITIES:
         Cash used  in related party loans/payables                                (131,170)      (33,865)
         Increase in notes payable                                                   85,252            --
         Repayment of notes
payable                                                  (5,000)           --
         Common stock issued for cash                                               931,530       533,833
         Cash used for shell and equity
acquisitions                                     --      (263,271)
                                                                                -----------   -----------
Net cash provided (used) by financing activities                                    880,612       236,697
                                                                                -----------   -----------
Net increase (decrease) in cash                                                      32,446      (240,299)

CASH - BEGINNING                                                                     96,567
336,866
                                                                                -----------   -----------
CASH - ENDING                                                                   $   129,013   $    96,567
                                                                                ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest expense                                                  $     5,422   $        --
                                                                                ===========   ===========
Cash paid for income
taxes                                                      $        --   $        --
                                                                                ===========   ===========
In 2004, 3,150,000 shares of common stock were issued pursuant to the reverse merger. In 2004, 1,926,420 shares of common stock were issued for $ 533,833 In
2004, 176,650 shares of common stock were issued for debt converson of $
118,000 In 2005, 5,041,854 shares of common stock were issued for $931,530


    The accompanying notes are an integral part of the financial statements.

                                       F-4



                       Royal Strategies and Solutions Inc.
                           (Formerly Royal Foods Inc)
           Consolidated Statement of Stockholders' Equity (Deficiency)

                                                                  Paid in Capital   Accumulated         Total
                                        Number of     Common         in Excess        Deficit
Stockholders'
                                         Shares        Stock          of Par                         (Deficiency)
                                       ----------   ----------    ---------------   ------------
-------------
BALANCE, DECEMBER 31, 2003              6,595,312   $    6,595    $     1,213,405   $ (1,457,926)   $    (237,926)

Cost of recapitalization & equity       3,150,000        3,150           (266,421)            --         (263,271)

Common stock issued for cash            1,926,420        1,926            531,907             --          533,833

Common stock issued for debt
conversion                                176,650          177            117,823             --          118,000

Net loss for the Year ended
December 31, 2004                              --           --                 --       (628,059)        (628,059)
                                       ----------   ----------    ---------------   ------------    -------------

BALANCE, DECEMBER 31, 2004             11,848,382       11,848          1,596,714     (2,085,985)        (477,423)

Common stock issued for cash            5,041,854        5,042            926,488             --          931,530

Net loss for the Year ended
December 31, 2005                              --           --                 --       (858,276)        (858,276)
                                       ----------   ----------    ---------------   ------------    -------------

BALANCE, December 31, 2005             16,890,236   $   16,890    $     2,523,202   $ (2,944,261)   $    (404,169)
                                       ==========   ==========    ===============   ============    =============


    The accompanying notes are an integral part of the financial statements.

                                       F-5


                      Royal Strategies and Solutions, Inc.
                      (Formerly Royal Food & Beverage Inc.)
                          Notes to Financial Statements
                           December 31, 2005 and 2004

1) SIGNIFICANT ACCOUNTING POLICIES

Organization and operations

The original operating company was Royal Food and Beverage Inc., incorporated in
Florida in 2001, and was recapitalized in October 2002 as Royal Brokerage Group
LLC, a Florida limited liability company. In January 2005,Royal Brokerage Group
LLC, engaged in a reverse merger with by Royal Food & Beverage, Inc., f/k/a
Belize Cashew Company, a shell corporation incorporated in 1995 in Nevada. In
June 2006, the name was changed to Royal Strategies and Solutions, Inc.

The Company is a national sales, marketing and service organization servicing the food, medical, health and beauty care industries.

Principles of presentation

The financial statements include the accounts of Royal Strategies and Solutions
Inc. and predecessor companies, concurrent with the reverse merger with Royal
Food & Beverage, Inc.

Revenue recognition

The Company's revenue is derived primarily from the sale of its products to its customers upon shipment of product or upon the providing of services. Revenue recognition is upon receipt and acceptance of the product or service by the customer and broker commissions.

Net income per share

Basic earnings per share are computed by dividing the net income by the weighted-average number of shares of common stock and common stock equivalents
(primarily outstanding options and warrants). Common Stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings per share assumes the dilutive effect of the exercise of outstanding options and warrants. No preferred stock had been issued.

Income taxes

The Company accounts for income taxes pursuant to the provisions of FASB No. 109
"Accounting for Income Taxes", which requires, among other things, a liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company has had operating losses since inception and accordingly has not provided for income taxes.

Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment

Fair value of financial instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments: Cash, accounts receivable, and accounts payable. The carrying amounts approximated fair value because of the demand nature of these instruments

                                       F-6

                      Royal Strategies and Solutions, Inc.
                      (Formerly Royal Food & Beverage Inc.)
                          Notes to Financial Statements
                           December 31, 2005 and 2004

Inventory

Inventory is stated at the lower of cost or market on the FIFO basis.  Obsolete and excess inventory is written off. Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

Accounts receivable

Represents amounts due from customers for products sold or services provided.
Allowance for bad debts is based on the credit worthiness and collectability of receivables

2). GOING CONCERN CONSIDERATION

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered losses since inception of $2,944,261, had losses for the current year of $858,276 and has a working capital deficiency of $415,099. The Company is now engaged in discussions with several financial institutions for its future financing . In the absence of achieving profitable operations or obtaining debt or equity financing, the Company may not have sufficient funds to continue through
December 31, 2007.

3) PROPERTY AND EQUIPMENT

Property and Equipment are recorded at cost. Expenditures for major additions or improvements are capitalized. Expenses for minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective periods. Depreciation is provided over the estimated useful lives of the related assets using the straight-line methods for financial statement purposes, of 5 years for equipment and 7 years for leasehold improvements.

Depreciation expenses for the years ending December 31, 2005 and 2004 were $2
827 and $2 827, respectively. At December 31, 2005 and 2004 property and
equipment consisted of:                       2005              2004
                                            -------           --------
         Office Equipment                   $12,286
$12,286
         Leasehold Improvements               2,589             2,589
                                            -------           -------
                                             14,875            14,875
         Less Accumulated
Depreciation       11,005             8,178
                                            -------           -------
                                            $ 3,870           $ 6,697
4) INCOME TAXES

In accordance with FASB 109, deferred income taxes and benefits are provided for the results of operations of the Company. The principle temporary differences that will result in deferred tax assets and liabilities are certain expenses and losses accrued for financial reporting purposes not deductible for tax purposes until paid. For income tax purposes Royal Food and Beverage Inc. (a Florida company) is a subchapter S corporation and Royal Brokerage Group LLC is a limited liability company, and as such, income taxes are paid or benefits recognized individually by shareholders or liability company members on their respective share of annual income or loss for years prior to 2005. In 2005, the
Company elected to be taxed as a C corporation. For 2005 reported provision for income taxes differs from the amount computed by applying the statutory U.S.
Federal income Tax rate of 34% to the loss before income taxes as follows:

                                       F-7


                      Royal Strategies and Solutions, Inc.
                      (Formerly Royal Food & Beverage Inc.)
                          Notes to Financial Statements
                           December 31, 2005 and 2004

4) INCOME TAXES (cont'd)

Federal income taxes at statutory rate                         34%
State tax rate, net of federal income tax                        4
Valuation Allowance
 (38)
                                                              ----
Effective income tax rate                                       0%
                                                              ----
Due to net operating losses and the uncertainty of realization, no tax benefit has been recognized for operating losses. The Company's ability to utilize its net operating loss carry forwards is uncertain and thus a valuation reserve has been provided against the Company's net deferred tax assets.

At December 31, 2005, the Company has unused net operating losses of approximately $858,000 (which begin to expire in 2020) that may be applied against future taxable income.

5) CAPITAL TRANSACTIONS

Pursuant to the reverse merger with Royal Food & Beverage, Inc., the Company issued 10,779,441 shares of Common Stock and incurred expenses of $ 263,271 for the shell and capital acquisition costs.

In January and February 2005, the Company issued an aggregate of $190,000 in convertible notes to 10 "accredited investors," as that term is defined under the 33 Act. These note were convertible into shares of Common Stock at a conversion price of $.50 per share. During 2005, 6 holders of these notes in the aggregate principal balance of $95,000 elected to convert and the Company issued
188,892 shares of its Common Stock as a result of these conversions.

From Aril 8, 2005 through October 7, 2005, the Company undertook a self-underwritten private offering of Units, each Unit consisting of one share of Common Stock and one common stock purchase warrant exercisable to purchase one share of common stock at an exercise price of $.50 per share, which warrants expire December 31, 2009, unless extended in the sole discretion of the Board of
Directors. Units were sold at a price of $.50. The Company raised an aggregate of $782,400 from 27 "accredited investors" in this offering.

In September 2005, the holder of an option to purchase shares of the Company's
Common Stock exercised her option. The Company issued 168,804 shares of its common stock in exchange for $20,000 (approximately $.12 per share).

In December 2004, the Company's predecessor company, Royal Brokerage Group LLC, issued 258,000 member interests in favor of 8 persons in exchange for aggregate consideration of $129,000 ($.50 per member interest).

From August 23, 2004 through November 26, 2004, the Company's predecessor company, Royal Brokerage Group, LLC, issued an aggregate of $82,000 in 10%
Convertible Debentures to 12 "accredited investors," as that term is defined under the 33 Act, convertible into member interests at a conversion price of
$.25 per interest.

6) NOTES PAYABLE

The Company has $ 467,252 of notes payable, due to various equity investors in the Company with interest at 12% to 20%. The notes mature in December 2006 have been substantially extended, and are unsecured. Interest expense for the years ending December 31, 2005 and 2004 were $78,661 and $104,590, respectively.

7) RELATED PARTIES- LOANS AND ADVANCES

Related party loans and advances are due from and to various officers and affiliates of the company, are non interest bearing, have no maturity and are unsecured.

                                       F-8


                      Royal Strategies and Solutions, Inc.
                      (Formerly Royal Food & Beverage Inc.)
                          Notes to Financial Statements
                           December 31, 2005 and 2004

8) WARRANTS and OPTIONS

The Company issued warrants in consideration for equity investments in the
Company, as follows:

          Date of
----------------------------           Number          Conversion
 Issue            Expiration        of Warrants      Price per Share
------            ----------        -----------      ---------------
Oct-Dec 2002      Dec 2006             557,053            $.25
October 2002      March 2007           151,924
$.25
June-Dec 2003     Dec 2006           1,211,032            $.50

In 2004, the Company issued options valued at approximately $59,000 in consideration for future services. These options are contingent on meeting sales goals for the respective effective years.

            Date
----------------------------          Number          Exercise
Effective         Expiration        of Options          Price
---------         ----------        ----------         ------
Jan 2006          Jan 2009            100,000          $ 1.25
Jan 2007          Jan 2010
100,000          $ 1.25
Jan 2008          Jan 2011            100,000          $ 1.25

9)  LEASES

The Company leases office facilities that expire in December 31, 2007. Rent expense, including common area charges was $42,178 and $41,571, for 2005 and
2004, respectively. Estimated annual future rent liability is $42,720 in 2006 and $43,470 in 2007.

The Company leased beverage coolers (for display at customers) for a 5 year period, commencing in 2005. The annual lease is $4,464 for 2006 thru 2009 and
$3,348 for 2010. The lease expense in 2005 was $ $1,401.

10) SUBSEQUENT EVENTS

During 2006, 3 holders of the principal balance of $70,000 of the Convertible
Debentures issued by the Company in its 2005 private offering elected to convert and the Company issued 169,552 shares of its Common Stock as a result of these conversions.

During the period from December 13, 2006 to February 5, 2007, the Company engaged in a self-underwritten private offering of Units. It sold an aggregate of $220,000 from the sale of the Units ($.50 per Unit) to a total of 7
"accredited investors," as that term is defined under the Securities Act of
1933, as amended. Each Unit consisted of a 10% Convertible Debenture, convertible into shares of the Company's Common Stock at a conversion price of
$.50 per share until December 31, 2007 and one Common Stock Purchase Warrant to
purchase shares of the Company Common Stock at $.75 per share for a period of five (5) years expiring December 31, 2011. None of these Convertible Debentures have been converted, or any of the warrants exercised.

In October 2006, the Company issued 100,000 shares of Common Stock in favor of its legal counsel in exchange for services.

In October 2006 the Company issued 200,000 shares of Common Stock in favor of an employee in exchange for services.

During the period from June 22, 2006 to October 31, 2006, the Company successfully undertook a self-underwritten private offering of Units. It received an aggregate of $586,000 from the sale of the Units ($.50 per Unit) to a total of 19 "accredited investors," as that term is defined under the 33 Act.
Each Unit consisted of one share of Common Stock and one Common Stock Purchase
Warrant to purchase shares of Common Stock at $.75 per share for a period of five (5) years expiring June 30, 2011, unless extended in the sole discretion of the Board of Directors. None of these warrants have been exercised.

                                       F-9


                      Royal Strategies and Solutions, Inc.
                      (Formerly Royal Food & Beverage Inc.)
                          Notes to Financial Statements
                           December 31, 2005 and 2004

10) SUBSEQUENT EVENTS (cont'd)

In March 2006, the Company engaged in a self-underwritten private offering of
Units, each Unit consisting of a 12% Convertible Debenture and common stock purchase warrants equal to 50% of the total subscription price, exercisable to purchase one share of Common Stock at an exercise price of $.75 through June 30,
2011, unless extended in the Company's sole discretion. These Debentures were originally due March 1, 2007, but with the consent of the holders, they are now due December 31, 2007. The Company raised an aggregate of $311,250 in this offering from 8 "accredited investors," as that term is defined under the 33
Act. Five (5) holders of these Convertible Debentures elected to convert an aggregate of $61,250 of these Convertible Debentures and the Company issued
126,904 shares of Common Stock (including accrued interest) upon such conversion
($.50 per share).

The Company is in the process of filing a registration statement on Form SB-2 with the US Securities and Exchange Commission to register shares of previously issued Common Stock, as well as shares underlying certain Warrants previously issued by the Company and to become a fully reporting company pursuant to the
Securities Exchange Act of 1934, as amended.

On January 15, 2005, as amended, January 18, 2006 and again October 31, 2006, the Company entered into a non-binding letter of intent to acquire all of the assets of Nino Wholesale, Inc. ("Nino"), a Pembroke Pines, Florida based profitable 30 year-old specialty distributor of Italian specialty foods that has generated revenues in excess of $10 million annually. The terms of this acquisition provide for the Company to pay an aggregate of $2.5 million in cash, as well as to retain certain members of Nino's management pursuant to employment agreements. The Company paid $15,000 to Nino in the form of a deposit that may be refunded and in September 2006 paid an additional $100,000 to Nino. In the event a definitive Sale and Purchase Agreement is not executed by the parties on or before July 30, 2007 through no fault of the Company, then the entirety of the $115,000 shall be returned to the Company. In the event that the Company does not execute said Agreement on or
before July 30, 2007, then the Company
will forfeit the $115,000 deposit to Nino. If the Agreement is executed on or before July 30, 2007, then the $115,000 will be applied towards the final purchase price.

11) NEW ACCOUNTING PRONOUNCEMENTS

In November 2005, the FASB issued Statement of Financial Accounting Standards
(SFAS) No. 151, Inventory Costs, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material.
SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe the adoption of SFAS
No. 151 will have a material impact on its financial statements.

In December 2005, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15,
2005. The Company does not believe the adoption of SFAS No. 153 will have a material impact on its financial statements.

In December 2005, the FASB issued SFAS No. 123 (R) Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123 (R) will be effective for interim or annual reporting periods beginning on or after June 15,
2005. The Company previously adopted the fair value recognition provisions of
SFAS No. 123, Accounting for Stock-Based Compensation, on July 1, 2004 and has
accounted for all awards granted to employees in recent years using the fair value recognition method. Accordingly, the Company believes SFAS No. 123(R) may have a material impact on financial statements at
such time as options are
issued.

                                      F-10


                       ROYAL STRATEGIES AND SOLUTIONS INC.
                      (Formerly Royal Food & Beverage Inc.)
                                    UNAUDITED

                               SEPTEMBER 30, 2006

                                      F-11


                       Royal Strategies and Solutions Inc.
                                  Balance Sheet
                    September 30, 2006 and December 31, 2005

                                                                              September 30,  December 31,

2006           2005
                                                   ASSETS                                     (unaudited)

                                                                               -----------   ------------
CURRENT ASSETS
     Cash                                                                      $   18,756    $  129,013
     Accounts receivable (net of allowance for doubtful accounts of $ 9,917)           66         4,910

Inventory                                                                         --         1,052
     Accounts Receivable-related parties                                           36,260
60,493
                                                                               ----------    ----------
          Total current assets                                                     55,082       195,468

PROPERTY AND EQUIPMENT - (net)                                                      6,390         3,870
                                                                               ----------    ----------
OTHER NON-CURRENT ASSETS
     Other assets -
net                                                            37,474        17,810
                                                                               ----------    ----------
          Total non-current assets                                                 37,474        17,810
                                                                               ----------    ----------
Total assets                                                                   $   98,946    $  217,148
                                                                               ==========    ==========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Note Payable-current portion                                              $  527,249    $  467,252
     Accounts payable and accruals                                                140,651
154,065
                                                                               ----------    ----------
          Total current liabilities                                               667,900       621,317

LONG TERM LIABILITIES
     Note Payable-net of current                                                  122,000            --                                                                               ----------
                                                                               ----------    ----------
          Total long term liabilities                                             122,000            --

----------    ----------
          Total liabilities                                                       789,900       621,317
                                                                               ----------    ----------

STOCKHOLDERS' EQUITY (DEFICIENCY)

     Common stock, $0.001 par value, 200,000,000
      authorized, 17,688,692 and 16,890,236                                        17,689        16,890
      shares issued and outstanding
      September 30, 2006 and December 2005 respectively
     Paid in capital in excess of par                                           2,921,901     2,523,202
     Accumulated
(Deficit)                                                     (3,630,544)   (2,944,261)
                                                                               ----------    ----------
          Total stockholders' equity (deficiency)                                (690,954)     (404,169)
                                                                               ----------    ----------
Total liabilities and stockholders' equity (deficiency)                        $   98,946    $  217,148
                                                                               ==========    ==========


    The accompanying notes are an integral part of the financial statements.

                                      F-12


                       Royal Strategies and Solutions Inc.
                             Statement of Operations
              For the Nine Months Ended September 30, 2006 and 2005
                                   (unaudited)

                                                       September 30,  September 30,
                                                           2006
 2005
                                                       -----------     -----------

REVENUES                                               $    87,148     $    39,427

COST OF GOODS SOLD                                          16,175           6,761
                                                       -----------    ------------
           Gross profit                                     70,973          32,666

OPERATING EXPENSES                                         695,534         531,210
                                                       -----------    ------------
Net income (loss) before other income (expenses) and
provision for income taxes                                (624,561)       (498,544)

OTHER INCOME (EXPENSE)
     Interest (expense)                                    (52,239)       (100,811)
                                                       -----------    ------------

           Total other income (expense)                    (61,722)       (100,811)
                                                       -----------    ------------
Net income (loss) before income taxes                     (686,283)       (599,355)

Income taxes                                                    --              --
                                                       -----------    ------------

Net income (loss)                                      $  (686,283)   $   (599,355)
                                                       ===========    ============

Net income (loss) per weighted average share, basic    $     (0.04)   $      (0.05)
                                                       ===========    ============
Weighted average number of shares                      17,119,103
12,182,722
                                                       ===========    ============


    The accompanying notes are an integral part of the financial statements.

                                      F-13

                       Royal Strategies and Solutions Inc.
                             Statement of Cash Flows
              For the Nine Months Ended September 30, 2006 and 2005
                                   (unaudited)

                                                                      September 30,  September 30,
                                                                           2006
 2005
                                                                       ---------      ---------
 CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                                 $(686,283)     $(599,355)
     Adjustments to reconcile net income (loss) to net cash provided
     (used) by operations:
           Depreciation and amortization                                   2,706          7,278
           Allowance for bad debt                                          9,917

     Changes in operating assets and liabilities:
           (Increase) decrease in accounts receivable                     (5,073)       (59,141)
           (Increase) decrease in inventory                                1,052        (11,374)
           (Increase) decrease in other current assets                        --
13,771
           Increase (decrease) in accounts payable and other accruals    (13,414)      (125,311)
                                                                       ---------      ---------
Net cash provided (used) by operating activities                        (691,095)      (774,132)

CASH FLOW FROM INVESTING ACTIVITIES:
     Purchase of  fixed assets                                            (5,226)            --
                                                                       ---------      ---------
Net cash provided (used) by investing activities                          (5,226)            --

CASH FLOW FROM FINANCING ACTIVITIES:
     Increase / (decrease)  in related party loans                        24,233       (108,776)
     Proceeds of notes payable                                           310,831         94,974
     Common stock issued for cash                                        251,000
801,802
                                                                       ---------      ---------
Net cash provided (used) by financing activities                         586,064        788,000
                                                                       ---------      ---------
Net increase (decrease) in cash                                         (110,257)        13,868

CASH - BEGINNING                                                         129,013         96,567
                                                                       ---------      ---------
CASH - ENDING                                                          $  18,756      $ 110,435
                                                                       =========      =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest expense                                         $   2,749      $   2,750
                                                                       =========      =========
Cash paid for income
taxes                                             $      --      $      --
                                                                       =========      =========
Notes and accrued interest converted to common stock                   $
148,498      $      --
                                                                       =========      =========


    The accompanying notes are an integral part of the financial statements.

                                      F-14

                       Royal Strategies and Solutions Inc.
                             Statement of Operations
             For the Three Months Ended September 30, 2006 and 2005
                                   (unaudited)
                                                      September 30,  September 30,
                                                           2006
2005
                                                       -----------    -----------

REVENUES                                               $    39,691    $    15,113
COST OF GOODS SOLD                                           2,735          3,675
                                                       -----------    -----------
           Gross profit                                     36,956         11,438

OPERATING EXPENSES                                         227,024        181,911
                                                       -----------    -----------

Net income (loss) before other income (expenses) and
provision for income taxes                                (190,068)      (170,473)

OTHER INCOME (EXPENSE)
     Interest (expense)                                    (22,033)       (35,266)
                                                       -----------    -----------
           Total other income (expense)                    (61,722)       (35,266)
                                                       -----------    -----------
Net income (loss) before income taxes                     (251,790)      (205,739)

Income taxes                                                    --             --
                                                       -----------    -----------
Net income (loss)                                      $  (251,790)   $  (205,739)
                                                       ===========    ===========
Net income (loss) per weighted average share, basic    $     (0.01)   $     (0.02)
                                                       ===========    ===========
Weighted average number of shares                       17,370,292
13,687,253
                                                       ===========    ===========

     The accompanying notes are an integral part of the financial statements.

                                      F-15
                       Royal Strategies and Solutions Inc.
                     (Formerly Royal Food and Beverage, Inc)
                 Statement of Stockholders' Equity (Deficiency)

                                                                 Paid in
                                                                 Capital
Total
                                      Number of     Common      in Excess   Accumulated     Stockholders'
                                       Shares       Stock        of Par        Deficit      (Deficiency)
                                      ---------   ----------    ----------   -----------      ---------
BALANCE, DECEMBER 31, 2004          11,848,382   $   11,848    $1,596,714   $(2,085,985)     $(477,423)

 Common stock issued for cash        5,041,854        5,042       926,488            --        931,530

Net loss for the Year ended
December 31, 2005                           --           --            --      (858,276)      (858,276)
                                    ----------   ----------    ----------   -----------      ---------
BALANCE, December 31, 2005          16,890,236       16,890     2,523,202    (2,944,261)      (404,169)

 Common stock issued for cash          502,000          502       250,498            --        251,000

 Common stock issued for debt
   conversion                          296,456          297       148,201            --        148,498

Net loss for the 9 Months ended
September 30, 2006                          --           --            --      (686,283)
 (686,283)
                                    ----------   ----------    ----------   -----------      ---------
BALANCE, September 30, 2006         17,688,692   $   17,689    $2,921,901   $(3,630,544)     $(690,954)
                                    ==========   ==========    ==========   ===========      =========

    The accompanying notes are an integral part of the financial statements.

                                      F-16

                      Royal Strategies and Solutions, Inc.
                     (Formerly Royal Foods & Beverage Inc.)
                          Notes to Financial Statements
                               September 30, 2006

1) SIGNIFICANT ACCOUNTING POLICIES

Organization and operations

The original operating company was Royal Food and Beverage Inc., incorporated in
Florida in 2001, and was recapitalized in October 2002 as Royal Brokerage Group
LLC, a Florida limited liability company. In January 2005,Royal Brokerage Group
LLC, engaged in a reverse merger with by Royal Food & Beverage, Inc., f/k/a
Belize Cashew Company, a shell corporation incorporated in 1995 in Nevada. In
June 2006, the name was changed to Royal Strategies and Solutions, Inc.

The Company is a national sales, marketing and service organization servicing the food, medical, health and beauty care industries.

Principles of presentation

The financial statements include the accounts of Royal Strategies and Solutions
Inc. and predecessor companies, concurrent with the reverse merger with Royal
Food & Beverage, Inc.

Revenue recognition

The Company's revenue is derived primarily from the sale of its products to its customers upon shipment of product or upon the providing of services. Revenue recognition is upon receipt and acceptance of the product or service by the customer and broker commissions.

Net income per share

Basic earnings per share are computed by dividing the net income by the weighted-average number of shares of common stock and common stock equivalents
(primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings per share assumes the dilutive effect of the exercise of outstanding options and warrants. No preferred stock had been issued.

Income taxes

The Company accounts for income taxes pursuant to the provisions of FASB No. 109
"Accounting for Income Taxes", which requires, among other things, a liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company has had operating losses since inception and accordingly has not provided for income taxes.

Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment

Fair value of financial instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments: Cash, accounts receivable, and accounts payable. The carrying amounts approximated fair value because of the demand nature of these instruments

                                      F-17

                      Royal Strategies and Solutions, Inc.
                     (Formerly Royal Foods & Beverage Inc.)
                          Notes to Financial Statements
                               September 30, 2006

1) SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Inventory
Inventory is stated at the lower of cost or market on the FIFO basis. Obsolete and excess inventory is written off.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

Accounts receivable

Represents amounts due from customers for products sold or services provided.
The allowance for bad debt is based on the credit worthiness and collectability of the receivable.

Stock based compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, in accordance with SFAS 123(R).

2). GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered losses since inception of $ 3,630,544, had losses for the current year as of September 30,
2006, of $686,283 and has a working capital deficiency of $612,818 and total debt due at December 31, 2007, of $649,249.

During the period from June 22, 2006 to October 31, 2006, the Company successfully undertook a self-underwritten private offering of Units. It received an aggregate of $586,000 from the sale of the Units ($.50 per Unit) to a total of 19 "accredited investors," as that term is defined under the 33 Act.
Each Unit consisted of one share of Common Stock and one Common Stock Purchase
Warrant to purchase shares of Common Stock at $.75 per share for a period of five (5) years expiring June 30, 2011, unless extended in the sole discretion of the Board of Directors. None of these warrants have been exercised.
In the absence of achieving profitable operations, or obtaining adequate debt or equity financing, the Company may not have sufficient funds to continue through
December 31, 2007.

3) PROPERTY AND EQUIPMENT

Property and Equipment are recorded at cost. Expenditures for major additions or improvements are capitalized. Purchases for the nine months ending September 30,
2006 were $5,226. Expenses for minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective periods. Depreciation is provided over the estimated useful lives of the related assets using the straight-line methods for financial statement purposes, of 5 years for equipment and 7 years for leasehold improvements.

Depreciation expenses for the nine months ending September 30, 2006 were $2,706 and $2,114, respectively. At September 30, 2006, property and equipment consisted of:

                                      F-18

                      Royal Strategies and Solutions, Inc.
                     (Formerly Royal Foods & Beverage Inc.)
                          Notes to Financial Statements
                               September 30, 2006

3) PROPERTY AND EQUIPMENT (cont'd)

                                                 2006            2005
                                                 ----            ----
         Office Equipment                     $ 17,515        $
12,289
         Leasehold Improvements               .  2,586           2,586
                                              --------        --------
                                                20,101          14,875
         Less Accumulated
Depreciation          13,711          11,005
                                              --------        --------
                                              $  6,390        $
3,870
                                              ========        ========
4) INCOME TAXES

In accordance with FASB 109, deferred income taxes and benefits are provided for the results of operations of the Company. The principal temporary differences that will result in deferred tax assets and liabilities are certain expenses and losses accrued for financial reporting purposes not deductible for tax purposes until paid. In 2006, the Company was taxed as a C corporation. For 2006, reported provision for income taxes differs from the amount computed by applying the statutory U.S. Federal income Tax rate of 34% to the loss before income taxes as follows:

Federal income taxes at statutory rate           34%
State tax rate, net of federal income tax         4
Valuation Allowance                             (38)
                                                ----
 Effective income tax rate
0%
                                                ----
Due to net operating losses and the uncertainty of realization, no tax benefit has been recognized for operating losses. The Company's ability to utilize its net operating loss carry forwards is uncertain and thus a valuation reserve has been provided against the Company's net deferred tax assets.

In 2001, the Company was taxed as a Subchapter S Corporation and from 2002 to
2004, the Company was taxed as a partnership. As such, the losses were deducted by the owners on their individual tax returns. Commencing in 2005, the Company elected to be taxed as a C corporation. At September 30, 2006, the Company has unused net operating losses of approximately $1,545,000 (which begin to expire in 2020) that may be applied against future taxable income.

5) CAPITAL TRANSACTIONS

In January and February 2005, the Company issued an aggregate of $190,000 in convertible notes to 10 "accredited investors," as that term is defined under the 33 Act. These note were convertible into shares of Common Stock at a conversion price of $.50 per share. During 2005, 6 holders of these notes in the aggregate principal balance of $95,000 elected to convert and the Company issued
188,892 shares of its Common Stock as a result of these conversions. During
2006, 3 holders of the principal balance of $70,000 of these notes elected to convert and the Company issued 169,552 shares of its Common Stock as a result of these conversions.

From April 8, 2005 through October 7, 2005, the Company undertook a self-underwritten private offering of Units, each Unit consisting of one share of Common Stock and one common stock purchase warrant exercisable to purchase one share of common stock at an exercise price of $.50 per share, which warrants expire December 31, 2009, unless extended in the sole discretion of the Board of
Directors. Units were sold at a price of $.50. The Company raised an aggregate of $782,400 from 27 "accredited investors" in this offering.

In September 2005, the holder of an option to purchase shares of the Company's
Common Stock exercised her option. The Company issued 168,804 shares of its common stock in exchange for $20,000 (approximately $.12 per share).

                                      F-19

                      Royal Strategies and Solutions, Inc.
                     (Formerly Royal Foods & Beverage Inc.)
                          Notes to Financial Statements
                               September 30, 2006

6) NOTES PAYABLE

In March 2006, the Company engaged in a self-underwritten private offering of
Units, each Unit consisting of a 12% Convertible Debenture and common stock purchase warrants equal to 50% of the total subscription price, exercisable to purchase one share of Common Stock at an exercise price of $.75 through June 30,
2011, unless extended in the Company's sole discretion. The Company raised an aggregate of $311,250 in this offering. Five (5) holders of these Convertible
Debentures elected to convert an aggregate of $61,250 of these Convertible
Debentures and the Company issued 126,904 shares of Common Stock (including accrued interest) upon such conversion ($.50 per share). Since the Company's stock does not trade and has been sold for $.50 per share, management does not consider a Black Sholes valuation representative of value and has placed a nominal value on the warrants.

The maturity of the $122,000 balance of the unsecured long-term notes payable
(with interest at 12%-20%), originally due at December 31, 2006, has been extended to December 31, 2007.

Interest expense for the nine months ending September 30, 2006 and 2005 was
$61,722 and $99,065, respectively.

7) WARRANTS AND OPTIONS

The Company issued warrants/options in consideration for equity investments and debt in the Company as follows:

Date of          Date of         Number          Conversion
 Issue           Expiration      of Warrants     Price per Share
------           -----------     -----------     ---------------
Oct - Dec 2002   Dec 2006            557,053         $ .25
Oct - 2002       March 2007          151,924         $ .25
Jun - Dec 2003   Dec 2006          1,211,032         $
..50
Jan - Sep 2006   June 2001           502,000         $ .75

In 2005 the Company issued options in consideration for services are follows:

Effective       Expiration       Number          Exercise
Date            Date             of Options      Price
---------       ----------       ----------      --------
Jan 2006        Jan 2009           100,000       $ 1.25
Jan 2007        Jan 2010           100,000       $ 1.25
Jan 2008        Jan 2011
100,000       $ 1.25

8) RELATED PARTIES- LOANS AND ADVANCES

Related party loans and advances are due from and to various officers and affiliates of the company: are non interest bearing, have no maturity and are unsecured.

9) LEASES

The Company leases office facilities that expire in December 31, 2007. Rent expense, including common area charges, for the current year as of September 30,
2006, was $34,702 and $31,633 in 2005. Estimated annual future rent liability is
$46,800 in 2006 and $ 47,700 in 2007.

                                      F-20

                      Royal Strategies and Solutions, Inc.
                     (Formerly Royal Foods & Beverage Inc.)
                          Notes to Financial Statements
                               September 30, 2006

10) SUBSEQUENT EVENTS

During the period from December 13, 2006 to February 5, 2007, the Company engaged in a self-underwritten private offering of Units. It sold an aggregate of $220,000 from the sale of the Units ($.50 per Unit). Each Unit consisted of a
10% Convertible Debenture, convertible into shares of the Company's Common Stock at a conversion price of $.50 per share until December 31, 2007 and one Common
Stock Purchase Warrant to purchase shares of the Company Common Stock at $.75 per share for a period of five (5) years expiring December 31, 2011. None of these Convertible Debentures have been converted, or any of the warrants exercised.

In October 2006, the Company issued 100,000 shares of common stock to its attorney in exchange for services. The services were valued at $50,000.

In October 2006, the Company issued 200,000 shares of Common Stock in favor of an employee, in exchange for services valued at $100,000.

During the period from June 22, 2006 to October 31, 2006, the Company successfully undertook a self-underwritten private offering of Units. It received an aggregate of $586,000 from the sale of the Units ($.50 per Unit) to a total of 19 "accredited investors," as that term is defined under the 33 Act.
Each Unit consisted of one share of Common Stock and one Common Stock Purchase
Warrant to purchase shares of Common Stock at $.75 per share for a period of five (5) years expiring June 30, 2011, unless extended in the sole discretion of the Board of Directors. None of these warrants have been exercised.

The Company is in the process of filing a regsitratoin statement on Form SB-2 with the US Securities and Exchange Commission to register shares of previously issued Common Stock, as well as shares underlying certain Warrants previously issued by the Company and to become a fully reporting company pursuant to the
Securities Exchange Act of 1934, as amended.

On January 15, 2005, as amended, January 18, 2006 and again October 31, 2006, the Company entered into a non-binding letter of intent to acquire all of the assets of Nino Wholesale, Inc. ("Nino"), a Pembroke Pines, Florida based profitable 30 year-old specialty distributor of Italian specialty foods that has generated revenues in excess of $10 million annually. The terms of this acquisition provide for the Company to pay an aggregate of $2.5 million in cash, as well as to retain certain members of Nino's management pursuant to employment agreements. The Company paid $15,000 to Nino in the form of a deposit that may be refunded and in September 2006 paid an additional $100,000 to Nino. In the event a definitive Sale and Purchase Agreement is not executed by the parties on or before July 30, 2007 through no fault of the Company, then the entirety of the $115,000 shall be returned to the Company. In the event that the Company does not execute said Agreement on or
before July 30, 2007, then the Company
will forfeit the $115,000 deposit to Nino. If the Agreement is executed on or before July 30, 2007, then the $115,000 will be applied towards the final purchase price.

11) OTHER ASSETS

Other assets include an acquisition advance of $15,000, unamortized start up expenses of $ 1,725 and other long-term receivables of $20,749.

                                      F-21

                      Royal Strategies and Solutions, Inc.
                     (Formerly Royal Foods & Beverage Inc.)
                          Notes to Financial Statements
                               September 30, 2006

12) NEW ACCOUNTING PRONOUNCEMENTS

In December 2005, the FASB issued SFAS No. 123 (R) Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123 (R) will be effective for interim or annual reporting periods beginning on or after June 15,
2005. We previously adopted the fair value recognition provisions of SFAS No.
123, Accounting for Stock-Based Compensation, on July 1, 2004 and have accounted for all awards granted to employees in recent years using the fair value recognition method. Accordingly we believe SFAS No. 123(R) may have a material impact on financial statements at such time as options
are issued.

In February 2006, the Financial Accounting Standards Board issued Statement No.
155 ("SFAS No 155"), "Accounting for Certain Hybrid Instruments: An Amendment of
FASB Statements No. 133 and 140". Management does not believe that this statement will have a significant impact, as the Company does not use such instruments.

In March 2006, the Financial Accounting Standards Board issued Statement No. 156
("SFAS No 156"), " Accounting for Servicing of Financial Assets--an amendment of
FASB Statement No. 140" Management does not believe that this statement will have a significant impact as the Company does not use such instruments.

In September 2006, the Financial Accounting Standards Board issued Statement No.
157 ("SFAS No 157"), "Fair Value Measurements. " This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. " Management does not believe that this statement will have a significant change on the financial statements.

In September 2006, the Financial Accounting Standards Board issued Statement No.
158 ("SFAS No 158"), "Employers' Accounting for Defined Benefit Pension and
Other Postretirement Plans--an amendment of FASB Statements No. 87, 88, 106, and
132(R)." Management does not believe that this statement will have a significant impact as the Company does not have a defined benefit plans or other post retirement plans.

                                      F-22